Exhibit 99.10

THE SECOND SUPPLEMENT DOCUMENT TO NORTH HOLDINGS 3 OY’S TENDER OFFER DOCUMENT DATED NOVEMBER 24, 2022, RELATING TO THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL ISSUED AND OUTSTANDING SHARES IN CAVERION CORPORATION

February 10, 2023

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT, RELATED ACCEPTANCE FORMS AND SUPPLEMENT DOCUMENTS ARE NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. IN PARTICULAR, THE TENDER OFFER IS NOT MADE IN AND THE TENDER OFFER DOCUMENT AND THIS SUPPLEMENT DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA (“HONG KONG”), JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. SHAREHOLDERS IN THE UNITED STATES SHOULD ALSO REFER TO THE SECTION TITLED “INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES” BELOW.

North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (the “Company” or “Caverion”) have on November 3, 2022 entered into a combination agreement, which was amended on January 24, 2023 (as amended, the “Combination Agreement”), pursuant to which the Offeror has made a recommended voluntary public tender offer to acquire all of the issued and outstanding shares in Caverion that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has on November 24, 2022 published a tender offer document, dated November 24, 2022, and on January 13, 2023 published the first supplement document to the tender offer document, concerning the Tender Offer (the tender offer document, as supplemented from time to time, the “Tender Offer Document”). The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time).

The Offeror and Caverion have on January 24, 2023 entered into an amendment to the Combination Agreement between them, according to which the Offeror has, among other things, agreed to improve the consideration offered for each Share in the Tender Offer so that the shareholders of Caverion are given the possibility to choose either: (i) a fixed cash payment of EUR 8.50 per Share payable in nine (9) months from the date of the first completion trades in the Tender Offer implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 for each Share tendered in the Tender Offer, or (ii) an immediate cash consideration of EUR 8.00 upon completion of the Tender Offer for each Share tendered in the Tender Offer. The Offeror has also agreed to lower the minimum acceptance threshold of the Tender Offer from more than 90 percent to more than 66 2/3 percent of all Shares.

The Offeror supplements the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended) with the information included in this document (the “Supplement Document”).

The Finnish Financial Supervisory Authority (the “FIN-FSA”) has approved the Finnish language version of this Supplement Document but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2023/232. This Supplement Document has been translated into the English language. In the event of any discrepancy between the two language versions of the Supplement Document, the Finnish language version shall prevail.

COVER PAGE

The third paragraph of the cover page shall be amended by adding the following passages that are underlined and set in bold, and deleting the words marked with strikethrough:

“In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing structurally subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions. If the equity co-investment is made by Goldman Sachs Asset Management, and assuming that the Offeror obtains more than ~~ninety (90) percent~~ sixty-six and two thirds (66 2/3) percent of the Shares and voting rights carried by the Shares, it is expected that Goldman Sachs Asset Management will own approximately ~~6–7~~ 6.3–9.99 percent of the common shares in North Luxco depending on, inter alia, the acceptance level of the Tender Offer and the total offer consideration payable by the Offeror. Such co-investment will dilute the Consortium members’ ownership in North Luxco in equal proportion. See “Background and Objectives – Financing of the Tender Offer”.”

The fifth and sixth paragraphs of the cover page shall be amended by adding the following passage that is underlined and set in bold, and deleting the words marked with strikethrough:

“The Tender Offer was announced by the Offeror on November 3, 2022 (the “Announcement”) and amendments to its terms and conditions were announced on January 24, 2023 ~~with an offer price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer (the “Offer Price”)~~. The shareholders of Caverion are in the Tender Offer given the possibility to choose either: (i) a fixed cash payment of EUR 8.50 per Share payable in nine (9) months from the date of the first completion trades in the Tender Offer implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 (the “Alternative Consideration Instrument”) for each Share tendered in the Tender Offer, or (ii) an immediate cash consideration of EUR 8.00 upon completion of the Tender Offer (the “Cash Offer Price”) for each Share tendered in the Tender Offer. The Alternative Consideration Instruments will be issued by the Offeror on the date(s) of the completion trades of the Tender Offer with the nominal principal amount of EUR 8.50 and will be redeemed at their full nominal amount upon their maturity on the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments. Shareholders choosing the Alternative Consideration will be issued one (1) Alternative Consideration Instrument for each Share tendered in the Tender Offer in connection with the completion trades of the Tender Offer. Shareholders holding Shares on Finnish equity savings accounts are not eligible to elect the Alternative Consideration Instrument in respect of such Shares for regulatory reasons. Instead of the Alternative Consideration Instruments, the shareholders holding Shares on the Finnish equity savings accounts have the possibility to elect a non-transferable deferred payment right of EUR 8.50 per Share to be paid in cash nine (9) months from the date of the first completion trades in the Tender Offer (the “Deferred Payment Right”, and together with the Alternative Consideration Instruments the “Alternative Consideration”). The Alternative Consideration and the Cash Offer Price are jointly referred to as the “Offer Price”.

The offer period for the Tender Offer ~~will commence~~ has commenced on November 24, 2022 at 9:30 a.m. (Finnish time) and ~~expire~~ will expire on ~~January 31~~February 28, 2023 at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued (the “Offer Period”). For details, please see “Terms and Conditions of the Tender Offer”.”

The eighth and ninth paragraphs of the cover page shall be amended by adding the following passage that is underlined and set in bold, and deleting the words marked with strikethrough:

“Certain shareholders of Caverion, together representing approximately ~~15.84~~ 16.39 percent of all the Shares and votes in Caverion, have irrevocably undertaken, or renewed their irrevocable undertakings, to accept the Tender Offer subject to certain customary conditions. See “Background and Objectives – Undertakings by Shareholders”. Together with the Shares held by the Consortium, the irrevocable undertakings represent approximately ~~42.50~~ 43.05 percent of all the Shares and votes in Caverion.

The Offeror and Caverion have on November 3, 2022 entered into a combination agreement, which was amended on January 24, 2023 (as amended, ~~(~~the “Combination Agreement”). The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend in its statement issued pursuant to the Finnish Securities Markets Act and the Helsinki Takeover Code (as defined below) that the shareholders of Caverion accept the Tender Offer (the “Recommendation”). Based on the amendments to the Combination Agreement made on January 24, 2023, the Board of Directors of Caverion has on February 9, 2023 supplemented its statement and renewed its recommendation regarding the Tender Offer that was issued and announced on November 18, 2022.”

TABLE OF CONTENTS

COVER PAGE	2
SUMMARY RELATING TO THE ALTERNATIVE CONSIDERATION	5
Introduction and Warnings	5
Key Information on the Offeror	6
Key Information on the Securities and the Deferred Payment Rights	7
Key Information on the Offer of Alternative Consideration to the Public	9
RESTRICTIONS AND IMPORTANT INFORMATION	10
Information for Shareholders in the United States	10
Availability of Documents	11
Certain Key Dates	12
PARTIES RESPONSIBLE FOR THE SUPPLEMENT DOCUMENT	12
STATEMENT REGARDING THE SUPPLEMENT DOCUMENT	12
NO INCORPORATION OF WEBSITE INFORMATION	12
FINANCIAL STATEMENTS RELATED INFORMATION	13
Financial Statements	13
Auditors	13
RISK FACTORS RELATING TO THE ALTERNATIVE CONSIDERATION	14
A. Risks Related to the Offeror	14
B. Risks Related to the Offeror’s Indebtedness	15
C. Risks Related to the Alternative Consideration	15
D. Risks Specific to U.S. Shareholders	19
OVERVIEW OF THE ALTERNATIVE CONSIDERATION OFFERING AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS	21
BACKGROUND AND OBJECTIVES	24
Background to the Tender Offer and Offeror’s Strategic Plans	24
Share-based Long-term Incentive Plans of Caverion	25
Financing of the Tender Offer	25
Offeror’s Future Plans in Respect of the Shares	28
Statement by the Board of Directors of Caverion	28
Undertakings by Shareholders	29
Regulatory Approvals	30
INFORMATION ON THE PRICING OF THE TENDER OFFER	31
Grounds for Determining the Offer Price	31
Offer Price	31
Other Public Tender Offers Regarding the Shares	32
SUMMARY OF THE COMBINATION AGREEMENT	33
Background to the Combination Agreement	33
Offer Period and Offer Price	33
Recommendation by the Board of Directors of Caverion	34

Representations, Warranties, Covenants and Undertakings	34
TERMS AND CONDITIONS OF THE TENDER OFFER	35
Object of the Tender Offer	35
Offer Price	35
Offer Period	36
Conditions to Completion of the Tender Offer	37
Obligation to Increase the Offer Price and to Pay Compensation	39
Acceptance Procedure of the Tender Offer	40
Right of Withdrawal of Acceptance	41
Technical Completion of the Tender Offer	42
Announcement of the Result of the Tender Offer	42
Completion of the Tender Offer	43
Terms of Payment and Settlement	43
Transfer of Ownership	44
Transfer Tax and Other Payments	44
Other Matters	44
Other Information	45
Important Information regarding NID and LEI	45
Information about Processing of Personal Data	45
PRESENTATION OF THE OFFEROR	46
History	46
Ownership Structure	46
Legal Proceedings	46
Material Contracts	46
FINANCIAL AND OTHER INFORMATION	47
Recent Developments	47
Share Capital	48
Board of Directors	48
Conflicts of Interest	49
TAXATION	50
Sale of Shares against the Alternative Consideration	50

ANNEXES

Annex	Page

Terms and conditions of the alternative consideration instruments	F-1

Updated statement by the Board of Directions of Caverion	G-1

Financial statements of North Holdings 3 Oy (unaudited)	H-1

SUMMARY RELATING TO THE ALTERNATIVE CONSIDERATION

This section “Summary Relating to the Alternative Consideration” shall be added in the Tender Offer Document.

Introduction and Warnings

This summary should be read as an introduction to this Supplement Document. Any decision to invest in the Alternative Consideration Instruments should be based on consideration of the Supplement Document and the Tender Offer Document (as defined below) as a whole by the investor. An investor investing in the Alternative Consideration Instruments could lose all or part of the invested capital. Where a claim relating to the information contained in the Supplement Document is brought before a court, the plaintiff investor might, under applicable law, have to bear the costs of translating the Supplement Document before legal proceedings are initiated. The Offeror assumes civil liability in respect of this summary including any translation thereof as it relates to the Alternative Consideration Instruments only if it is misleading, inaccurate or inconsistent when read together with the other parts of the Supplement Document, or if it does not provide, when read together with the other parts of the Supplement Document, key information in order to aid investors when considering whether to invest in the Alternative Consideration Instruments.

The identity and contact details of the issuer of the Alternative Consideration Instruments are as follows:

Name of the issuer:	North Holdings 3 Oy
Address:	c/o Roschier, Attorneys Ltd., Kasarmikatu 21 A, FI-00130 Helsinki, Finland
Business identity code:	3313575-3
Legal entity identifier (LEI):	7437009B9MUZV15RTK32

North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (the “Company” or “Caverion”) have on November 3, 2022 entered into a combination agreement, which was amended on January 24, 2023 (as amended, the “Combination Agreement”), pursuant to which the Offeror has made a recommended voluntary public tender offer to acquire all of the issued and outstanding shares in Caverion that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has on November 24, 2022 published a tender offer document, dated November 24, 2022, and on January 13, 2023 published the first supplement document to the tender offer document, concerning the Tender Offer (the tender offer document, as supplemented from time to time, the “Tender Offer Document”). The Offeror supplements the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended, the “Finnish Securities Markets Act”) with the information included in this supplement document (the “Supplement Document”). The Tender Offer Document and this Supplement Document have been prepared by the Offeror pursuant to Chapter 11, Section 11 of the Finnish Securities Markets Act.

The Finnish Financial Supervisory Authority (the “FIN-FSA”) has approved the Finnish language version of this Supplement Document on February 10, 2023 but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2023/232. This Supplement Document has been translated into the English language. In the event of any discrepancy between the two language versions of the Supplement Document, the Finnish language version shall prevail.

The identity and contact details of the competent authority, the FIN-FSA, approving the Finnish language version of this Supplement Document are as follows:

Financial Supervisory Authority

P.O. Box 103

FI-00101 Helsinki, Finland

Tel.: +358 9 183 51

Email: registry@fiva.fi.

Key Information on the Offeror

Who Is the Issuer of the Alternative Consideration Instruments?

The issuer’s legal and commercial name is North Holdings 3 Oy and it is domiciled in Helsinki, Finland. The Offeror is registered in the Finnish Trade Register of the Finnish Patent and Registration Office under business identity code 3313575-3 and legal entity identifier (LEI) 7437009B9MUZV15RTK32. The Offeror is a private limited liability company incorporated in Finland and operating under Finnish law.

General

As at the date of this Supplement Document, the Offeror is indirectly wholly-owned by North Lux Topco SARL (“North Luxco”), which is a private limited company incorporated under the laws of Grand Duchy of Luxembourg. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates (together “Bain Capital”, and such funds being the “Bain Capital Funds”)). Bain Luxco, Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) form a consortium (the “Consortium”) for the purposes of the Tender Offer.

In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing structurally subordinated debt financing to the indirect parent of the Offeror, North Holdings 1 Oy in connection with the Tender Offer. In connection with the structurally subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions.

It is expected that immediately after the completion of the Tender Offer and the cash investments to be made by the Consortium members in North Luxco, Bain Luxco will own approximately 72.92 percent, Security Trading approximately 15.43 percent, Fennogens approximately 10.38 percent and Corbis approximately 1.27 percent of the common shares in North Luxco, subject to adjustment on the basis of pre-agreed maximum investment amounts of Security Trading, Fennogens and Corbis and the possible co-investment by Goldman Sachs Asset Management described above.

Key Managing Directors and Statutory Auditor

The members of the Board of Directors of the Offeror are Ivano Sessa (the Chairman), Nicholas Bendt, Klaus Cawén, Halvor Meyer Horten and Alexandre Labignette.

The Offeror’s statutory auditor is Ernst & Young Oy, Authorized Public Accountants, with Antti Suominen, Authorized Public Accountant as the auditor with principal responsibility.

What Is the Key Financial Information Regarding the Offeror?

The selected historical key financial information presented below has been derived from the Offeror’s unaudited consolidated financial statements as at and for the financial year September 20, 2022 – December 31, 2022, prepared in accordance with the Finnish Accounting Standards (“FAS”). The Offeror was incorporated on September 20, 2022 for the purposes of the Tender Offer, and it has never conducted and does not currently conduct any other business activities. The financing commitments addressed to the Offeror for the purposes of funding the Tender Offer have been described under section “Background and Objectives – Financing of the Tender Offer”.

The following table sets forth the key figures of the Offeror as at December 31, 2022 and September 20, 2022 – December 31, 2022:

As at December 31, 2022 and September 20, 2022 – December 31, 2022
(EUR thousand)	(unaudited)
Operating profit/loss	-17.5
Assets total	20.0

What Are the Key Risks That Are Specific to the Offeror?

•	The Offeror is a holding company that has no revenue generating operations of its own and will depend on the financing provided by its direct and indirect parent companies and other parties, including the equity commitment letters provided by the Consortium Investors (as defined below), to be able to meet its payment obligations under the Alternative Consideration.

Key Information on the Securities and the Deferred Payment Rights

What Are the Main Features of the Alternative Consideration Instruments and the Deferred Payment Rights?

The shareholders of Caverion are given the possibility to choose either: (i) a fixed cash payment of EUR 8.50 per Share payable in nine months from the date of the first completion trades in the Tender Offer implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 (the “Alternative Consideration Instrument”) for each Share tendered in the Tender Offer, or (ii) an immediate cash consideration of EUR 8.00 upon completion of the Tender Offer (the “Cash Offer Price”) for each Share tendered in the Tender Offer.

The Alternative Consideration Instruments will be issued by the Offeror on the date(s) of the completion trades of the Tender Offer with the nominal principal amount of EUR 8.50 and will be redeemed at their full nominal amount upon their maturity on the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments (the “Redemption Date”). One validly tendered Share entitles its holder to one Alternative Consideration Instrument issued by the Offeror. The nominal principal amount and book-entry unit of each of the Alternative Consideration Instrument is EUR 8.50. The Alternative Consideration Instrument shall not accrue any interest.

The Alternative Consideration Instruments will be redeemed at their full nominal amount of EUR 8.50 on the Redemption Date. If the Redemption Date falls on a date which is not a Business Day, the Redemption Date will be postponed to the next following Business Day. “Business Day” shall mean a day on which the European TARGET2 System is open for the settlement of payment orders.

Shareholders holding Shares on Finnish equity savings accounts are not eligible to elect the Alternative Consideration Instrument in respect of such Shares for regulatory reasons. Instead of the Alternative Consideration Instruments, the shareholders holding Shares on the Finnish equity savings accounts have the possibility to elect a non-transferable deferred payment right of EUR 8.50 per Share to be paid in cash nine (9) months from the date of the first completion trades in the Tender Offer (the “Deferred Payment Right”, and together with the Alternative Consideration Instruments the “Alternative Consideration”). The Deferred Payment Rights are non-transferable rights to payment from the Offeror, and to demonstrate these in the book-entry system, the book-entries named as other rights will be recorded to a shareholder’s equity savings account.

The Cash Offer Price and the Alternative Consideration have been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.

The Alternative Consideration Instruments and the Deferred Payment Rights are direct, unsubordinated, unsecured and unguaranteed obligations of the Offeror ranking pari passu and without any preference among them.

Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis (the “Consortium Investors”) have given equity commitments (the “Equity Commitment Letters”) to the Offeror to fund the Offeror for the purposes of the Tender Offer and the designated purpose of such equity commitments is to enable payment of the aggregate Cash Offer Price and redemption of the Alternative Consideration Instruments and payment of the Deferred Payment to holders of equity savings accounts by the Offeror. Pursuant to the terms of the Equity Commitment Letters, the Offeror has undertaken not to apply the funding drawn down under the Equity Commitment Letters for other purposes, such as the repayment of the Offeror’s other financial indebtedness, and any bankruptcy or winding-up of the Offeror does not affect the Offeror’s ability to draw down such commitments under the terms of the Equity Commitment Letters.

The Consortium Investors have irrevocably confirmed and undertaken under the Equity Commitment Letters to provide funding for the Offeror to redeem the Alternative Consideration Instruments and pay the Deferred Payment Rights in connection with the Tender Offer (such funding being the “Alternative Consideration Funding”) on or prior to the date on which any amounts outstanding under the Alternative Consideration Instruments or Deferred Payment Rights will become due and payable pursuant to the terms thereof. Pursuant to the terms of the Equity Commitment Letters, any Alternative Consideration Funding drawn down under the Equity Commitment Letters by the Offeror will be deposited into a segregated bank account of the Offeror located in England & Wales, which is subject to laws of England (the “Trust Account”). As set out in the Equity Commitment Letters, the Alternative Consideration Funding will be held in the Trust Account by the Offeror on trust for the benefit of the holders of the Alternative Consideration Instruments and the Deferred Payment Rights and solely for the purpose of redeeming the Alternative Consideration Instruments and paying the Deferred Payment Rights.

Holders of the Alternative Consideration Instruments are not entitled to demand prepayment or repayment of their Alternative Consideration Instruments prior to the Redemption Date. Neither the holders of the Deferred Payment Rights are entitled to demand prepayment.

The Alternative Consideration Instruments will be issued as book-entry form debt securities in Euroclear Finland’s Infinity system and no physical certificates will be issued. The Finnish Act on the Book-Entry System and Clearing Operations, Act on Book-Entry Accounts as well as the rules and CEO’s decisions of Euroclear Finland will be applied to the handling of the Alternative Consideration Instruments.

The Alternative Consideration Instruments are transferable after they have been registered into the respective book-entry account of the relevant holder of such Alternative Consideration Instruments. No application has been or will be made by the Offeror to have the Alternative Consideration Instruments admitted to trading on any trading venue. The Deferred Payment Rights are non-transferable.

Where Will the Alternative Consideration Instruments Be Traded?

The Alternative Consideration Instruments are not subject to trading on any regulated market or multilateral trading facility, and the Offeror does not intend to make a request for admission of the Alternative Consideration Instruments to trading on any regulated market or multilateral trading facility or any other trading venue.

What Are the Key Risks That Are Specific to the Alternative Consideration?

•	Secured creditors will have prior claim to the Offeror’s assets that constitute their collateral as compared to holders of the Alternative Consideration.

•	Investors are exposed to credit risk in respect of the Offeror and may lose their investment in the Alternative Consideration Instruments or value of the Deferred Payment Right.

•	Holders of the Alternative Consideration are indirectly exposed to credit and counterparty risk in respect of the Consortium Investors.

•	The Alternative Consideration Instruments and the Deferred Payment Rights constitute unsecured and unguaranteed obligations of the Offeror.

•	No direct recourse to payments under the Equity Commitment Letters provided by the Consortium Investors.

Key Information on the Offer of Alternative Consideration to the Public

Under Which Conditions and Timetable Can I Invest in the Alternative Consideration?

The offer period for the Tender Offer commenced on November 24, 2022 at 9:30 a.m. (Finnish time) and expires on February 28, 2023 at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued (the “Offer Period”). Acceptance of the Tender Offer with Alternative Consideration may only be submitted on the business day following the publication of the Supplement Document, i.e. from February 13, 2023.

Before February 13, 2023, acceptance of the Tender Offer can only be made with the Cash Offer Price. Each shareholder of Caverion whose acceptance of the Tender Offer has been submitted before February 13, 2023, shall be deemed to have accepted the Tender Offer with the Cash Offer Price. If a shareholder of Caverion has submitted the acceptance of the Tender Offer before February 13, 2023 in respect of the Shares held by him/her and wishes to elect the Alternative Consideration instead of the Cash Offer Price, such shareholder must submit a valid withdrawal of his/her earlier acceptance of the Tender Offer in accordance with instructions from the account operator and submit a duly executed acceptance form for the Alternative Consideration.

Why Is This Supplement Document Being Produced?

This Supplement Document have been prepared by the Offeror pursuant to Chapter 11, Section 11 of the Finnish Securities Markets Act as a supplement to the Tender Offer Document in connection with, among other things, the offering of the Alternative Consideration Instruments. Neither the Tender Offer Document nor this Supplement Document constitute a prospectus in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

Reasons for the Offering

The Offeror’s reason for the issuance of the Alternative Consideration Instruments and the offering of the Deferred Payment Rights (the “Alternative Consideration Offering”) is the offering of an alternative consideration as an alternative to the cash consideration in connection with the Tender Offer.

Use and Estimated Amount of Proceeds

There will be no monetary proceeds accruing to the Offeror from the issuance of the Alternative Consideration Instruments. The Alternative Consideration Instruments are being issued as consideration for the acquisition of Shares in the Tender Offer.

Interests Related to the Offering

Bain Luxco, Security Trading, Fennogens and Corbis have formed the Consortium for the purposes of the Tender Offer by the Offeror. The Alternative Consideration Offering forms part of the Tender Offer.

In addition, the Consortium Investors have given the equity commitments to the Offeror to fund the Offeror for the purposes of the Tender Offer, including also funding for the purposes of redemption of the Alternative Consideration Instruments and payment of the Deferred Payment Rights as set out above.

RESTRICTIONS AND IMPORTANT INFORMATION

The section “Restrictions and Important Information” shall be amended by adding the following paragraph as the sixth paragraph under the section:

In a number of countries, in particular in Australia, Canada, Hong Kong, Japan, New Zealand and South Africa, the distribution of the Tender Offer Document and this Supplement Document and the offer of the Alternative Consideration Instruments are subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). The offer to subscribe for the Alternative Consideration Instruments does not include persons in any jurisdiction where such an offer would be illegal.

The section “Restrictions and Important Information – Information for Shareholders in the United States” shall be amended by replacing the section with the following paragraphs:

Information for Shareholders in the United States

Shareholders of Caverion in the United States are advised that the shares in Caverion are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 (the “802 Exemption”) under the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in the Tender Offer Document and this Supplement Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including the Tender Offer Document and this Supplement Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that (whether paid initially in cash or upon redemption of any Alternative Consideration Instruments) the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of the Tender Offer Document and this Supplement Document and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer (including the offer of the Alternative Consideration Instruments), passed upon the merits or fairness of the Tender Offer (including the offer of the Alternative Consideration Instruments), or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer (including in relation to the Alternative Consideration Instruments). Any representation to the contrary is a criminal offence in the United States.

THE ALTERNATIVE CONSIDERATION INSTRUMENTS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS CONSTITUTE “RESTRICTED SECURITIES” PURSUANT TO THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITH UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS.

The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

It may be difficult for Caverion’s shareholders and the holders of the Alternative Consideration Instruments to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders and the holders of the Alternative Consideration Instruments may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THIS SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR IN THIS SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

The section “Restrictions and Important Information – Availability of Documents” shall be amended by replacing the section with the following paragraph:

Availability of Documents

The Finnish language versions of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous as of February 10, 2023. The English language translations of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer as of February 10, 2023. In addition, the Offeror’s Articles of Association are available on the internet at www.caverion-offer.fi.

Certain Key Dates

The first paragraph of the section “Restrictions and Important Information – Certain Key Dates” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“The following timetable sets forth certain key dates relating to the Tender Offer, provided that the Offer Period has not been extended further or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations:

Announcement of the Tender Offer	November 3, 2022
Offer Period commences	November 24, 2022
Announcement of the Offeror’s decision to improve the consideration of the Tender Offer and other amendments made to the Combination Agreement and the terms and conditions of the Tender Offer	January 24, 2023
Offer Period expires at the earliest, unless extended or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations; any possible extension of the Offer Period will be announced by way of a stock exchange release as soon as practically possible	~~January 31~~February 28, 2023

Announcement of the preliminary result of the Tender Offer (preliminary)	~~February 1~~March 1, 2023

Announcement of the final result of the Tender Offer (preliminary)	~~February 6~~March 6, 2023
Payment of the Offer Price and issuance of the Alternative Consideration Instruments and recording of the non-transferable entries representing the Deferred Payment Rights to the equity savings accounts (preliminary)	~~February 27~~By March 27, 2023

~~Due to the anticipated process for obtaining the necessary regulatory approvals, permits, clearances and consents required for the completion of the Tender Offer, the~~ All regulatory approvals required for the completion of the Tender Offer have been received and the Tender Offer is currently expected to be completed during the first quarter of 2023. ~~In case the necessary regulatory approvals, permits, clearances and consents have not been obtained by the end of the Offer Period, the Offeror may extend the Offer Period further in order to receive the necessary regulatory approvals.~~ The Offeror will announce, by way of stock exchange releases, any possible extension of the Offer Period as soon as practically possible as well as any other information required to be announced in accordance with applicable laws and regulations.”

PARTIES RESPONSIBLE FOR THE SUPPLEMENT DOCUMENT

This section “Parties Responsible for the Supplement Document” shall be added in the Tender Offer Document.

Offeror

North Holdings 3 Oy

Business Identity code: 3313575-3

Domicile: Helsinki, Finland

Address: c/o Roschier, Attorneys Ltd., Kasarmikatu 21 A, FI-00130 Helsinki

STATEMENT REGARDING THE SUPPLEMENT DOCUMENT

This section “Statement Regarding the Supplement Document” shall be added in the Tender Offer Document.

The Offeror is responsible for the information contained in the Supplement Document for the purposes of the Alternative Consideration Offering. To the best knowledge of the Offeror, the information contained in this Supplement Document is in accordance with the facts and contains no omission likely to affect its import.

NO INCORPORATION OF WEBSITE INFORMATION

This section “No Incorporation of Website Information” shall be added in the Tender Offer Document.

The Tender Offer Document and this Supplement Document are being published on the Offeror’s website relating to the Tender Offer at www.caverion-offer.com. Information presented on such website relating to the Tender Offer or any other website is not part of this Supplement Document and the prospective investors should not rely on such information in making their decision to invest in the Alternative Consideration Instruments. However, as an exception to the above, the Tender Offer Document and possible supplements of the Tender Offer Document are part of this Supplement Document.

FINANCIAL STATEMENTS RELATED INFORMATION

This section “Financial Statements Related and Certain Other Information” shall be added in the Tender Offer Document.

Financial Statements

The Offeror was incorporated on September 20, 2022. The Offeror’s first financial year was September 20, 2022 – December 31, 2022, after which the Offeror’s financial year is from January 1 to December 31. The Offeror has prepared the first financial statements for the financial period of September 20, 2022 – December 31, 2022 in accordance with the Finnish Accounting Standards (“FAS”). The financial statements of the Offeror included in this Supplement Document are unaudited, and the Offeror will supplement the Tender Offer Document with the audited financial statements and an auditor's report when the audit has been completed.

Auditors

The Offeror’s auditor is Ernst & Young Oy, Authorized Public Accountants, with Antti Suominen, Authorised Public Accountant, as the auditor with principal responsibility. The business address of the principal auditor and Ernst & Young Oy is Alvar Aallon katu 5 C, FI-00100 Helsinki, Finland. Antti Suominen is registered in the auditor register in accordance with Chapter 6 Section 9 in the Finnish Auditing Act (1141/2015, as amended).

RISK FACTORS RELATING TO THE ALTERNATIVE CONSIDERATION

This section “Risk Factors Relating to the Alternative Consideration” shall be added in the Tender Offer Document.

An investment in the Alternative Consideration Instruments involves risks, which may be significant. The following describes the risks relating to the Alternative Consideration Offering and to the approval of the Alternative Consideration, as well as the risks relating to the Offeror and the Alternative Consideration. Potential investors should carefully review the information contained in this Supplement Document and, in particular, the risk factors described below.

Each of the risk factors presented may have a material impact on the Offeror's ability to fulfil its obligations under the Alternative Consideration as well as the value of the Alternative Consideration Instruments. As a result, investors who have invested in them could lose part or all of their investment. The description of risk factors below is based on information available and estimates made on the date of this Supplement Document and, therefore, is not necessarily exhaustive. As a part of the assessment of the risk factors, the Offeror has considered the probability of the realization of the possible risks. Potential events that may or may not materialize are presented in the risk factors. Due to the uncertainty characteristic for these potential courses of events, the Offeror is unable to present an exact estimate for all the risks on the probability of such events materializing or failing to materialize.

The risks presented herein have been divided into four categories based on their nature. These categories are:

•	A. Risks Related to the Offeror;

•	B. Risks Related to the Offeror’s Indebtedness;

•	C. Risks Related to the Alternative Consideration; and

•	D. Risks Specific to U.S. Shareholders.

Within each category, the risk estimated to be the most material in the assessment of the Offeror, taking into account the negative impact on the Offeror and the probability of their occurrence, is presented first. However, the order in which the risk factors are presented after the first risk factor in each category is not intended to reflect either the relative probability or the potential impact of their materialization. The order of presentation of the categories does not represent any evaluation of the materiality of the risks within that category, when compared to risks in another category.

A.	Risks Related to the Offeror

1.	The Offeror is a holding company that has no revenue generating operations of its own and will depend on the financing provided by its direct and indirect parent companies and other parties, including the equity commitment letters provided by the Consortium Investors, to be able to meet its payment obligations under the Alternative Consideration.

The Offeror was incorporated for the purposes of the Tender Offer, and it has no other business operations. Upon completion of the Tender Offer, the Offeror will become a significant shareholder of the Company, but it will have limited access (if any) to the cash flows generated by the Company before the maturity date of the Alternative Consideration. The Offeror is dependent upon the debt and equity financing provided by its direct and indirect parent companies as well as the funding commitments set out in the equity commitment letters (the “Equity Commitment Letters”) provided to the Offeror by Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis (the “Consortium Investors”) to meet its payment obligations under the Alternative Consideration. See also “– Background and Objectives – Financing of the Tender Offer”. If any of the Consortium Investors is unable to fulfill its funding obligations to the Offeror under its respective Equity Commitment Letter, the Offeror would need to find additional financing to redeem the Alternative Consideration Instruments and to pay the amounts under the Deferred Payment Rights. In such case, it cannot be assured that the Offeror will have sufficient funds to pay amounts due under the Alternative Consideration in full or in part.

B.	Risks Related to the Offeror’s Indebtedness

1.	The Offeror may incur additional debt in the future, which could make it difficult to service its debt and/or repay such debt if and when due, including repaying the Alternative Consideration Instruments and payment of the Deferred Payment Rights.

The Offeror has sufficient funds in the form of equity and debt commitments to fund the completion of the Tender Offer (including redemption of the Alternative Consideration Instruments and payment of the Deferred Payment Rights). However, there is no restriction in the terms and conditions of the Alternative Consideration Instruments (see Annex F) on the amount of secured or unsecured debt which the Offeror may raise or issue after issuing of the Alternative Consideration Instruments. Any debt that the Offeror incurs could be structurally or effectively senior to the Alternative Consideration, even though the Offeror’s ability to incur further secured and/or unsecured debt will be limited by the restrictions contained in the Senior Secured Financing Documents (as defined below). While the lenders under the Senior Secured Facilities (as defined below) will undertake not to receive any security over the Trust Account (as defined below) and/or the Alternative Consideration Funding (as defined below) nor to have any recourse to the Alternative Consideration Funding, the Offeror will be permitted to incur other debt that matures prior to the Alternative Consideration. The Offeror’s inability to service its debts could have a material adverse effect on the Offeror’s financial position and its ability to fulfil its obligations under the Alternative Consideration and any further indebtedness, whether secured or unsecured, may reduce the amount recoverable under the Alternative Consideration upon winding-up or insolvency of the Offeror, or may worsen the position and priority of the holders of the Alternative Consideration in such winding-up or insolvency procedure, despite the certain arrangements made under the Equity Commitment Letters to ensure the Offeror’s ability to meet its payment obligations under the Alternative Consideration.

C.	Risks Related to the Alternative Consideration

1.	Secured creditors will have prior claim to the Offeror’s assets that constitute their collateral as compared to holders of the Alternative Consideration.

The Offeror intends to draw up to EUR 325 million senior secured term loan facility and up to EUR 150 million multicurrency senior secured revolving credit facility in connection with the completion of the Tender Offer (see “Background and Objectives – Financing of the Tender Offer”. In addition, the terms and conditions of the Alternative Consideration Instruments or the Deferred Payment Rights do not restrict the Offeror’s ability to incur additional secured financial indebtedness. In the event of any liquidation of the assets of the Offeror in any bankruptcy or winding-up of the Offeror, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In any of the foregoing events, it cannot be assured that there will be sufficient assets to pay amounts due under the Alternative Consideration.

The Consortium Investors have, however, given equity commitments to the Offeror to fund the Offeror for the purposes of the Tender Offer under the Equity Commitment Letters and the designated purpose of such equity commitments is to enable payment of the aggregate Cash Offer Price and redemption of the Alternative Consideration Instruments and payment of amounts under the Deferred Payment Rights to holders of equity savings accounts by the Offeror. Pursuant to the terms of the Equity Commitment Letters, the Offeror has undertaken not to apply the funding drawn down under the Equity Commitment Letters for other purposes, such as the repayment of the Offeror’s other financial indebtedness, and any bankruptcy or winding-up of the Offeror does not affect the Offeror’s ability to draw down such commitments under the terms of the Equity Commitment Letters. Additionally, pursuant to the terms of the Equity Commitment Letters, any Alternative Consideration Funding drawn down under the Equity Commitment Letters by the Offeror will be deposited into a segregated Trust Account to be held by the Offeror on trust for the benefit of the holders of the Alternative Consideration Instruments and the Deferred Payment Rights, and pursuant to the terms of the Senior Secured Debt Financing Documents (as defined below), the lenders under the Senior Secured Facilities (as defined below) will undertake not to receive any security over the Trust Account and/or the Alternative Consideration Funding nor to have any recourse to the Alternative Consideration Funding (as described under section “Background and Objectives – Financing of the Tender Offer – Senior Secured Debt Financing Documents”).

The Senior Secured Facilities (as defined below) are secured with the Offeror’s other assets. In the event of any liquidation of the assets of the Offeror in any bankruptcy or winding-up of the Offeror, it cannot be assured that the Offeror will have sufficient funds to pay amounts due under the Alternative Consideration in full or in part if the funds under the Equity Commitment Letters would not be available to the Offeror in full or in part.

2.	Investors are exposed to credit risk in respect of the Offeror and may lose their investment in the Alternative Consideration Instruments or value of the Deferred Payment Right.

Investors in the Alternative Consideration Instruments and persons choosing to receive the Deferred Payment Right as offer consideration carry a credit risk relating to the Offeror. The repayment of the Alternative Consideration Instruments and payment of the Deferred Payment Rights by the Offeror to investors will, therefore, be dependent on the Offeror’s ability to meet its payment obligations, which in turn, as the Offeror has no business operations, are effectively dependent on financing to be made available to the Offeror pursuant to the funding commitments set out in the Equity Commitment Letters.

3.	Holders of the Alternative Consideration are indirectly exposed to credit and counterparty risk in respect of the Consortium Investors.

Holders of the Alternative Consideration carry an indirect credit and counterparty risk relating to the Consortium Investors in respect of the funding commitments set out in the Equity Commitment Letters. If any of the Consortium Investors is unable to fulfill its funding obligations to the Offeror under its respective Equity Commitment Letter, the Offeror would need to find additional financing to redeem the Alternative Consideration Instruments and to pay the amounts under the Deferred Payment Rights. In case any of the Consortium Investors would be subject to insolvency proceedings, such Consortium Investor might not be able to fulfill its funding obligations under the Equity Commitment Letter in whole or in part and/or in time and, consequently, the Offeror might not have a sufficient amount of funds to redeem the Alternative Consideration Instruments and to pay the amounts under the Deferred Payment Rights on or following the Redemption Date in full or in part.

4.	The Alternative Consideration Instruments and the Deferred Payment Rights constitute unsecured and unguaranteed obligations of the Offeror.

The Alternative Consideration Instruments and the Deferred Payment Rights constitute direct, unsecured, unguaranteed and unsubordinated obligations of the Offeror. The Alternative Consideration is not secured by any assets or guaranteed by any person or entity. No one other than the Offeror will accept and have any liability in respect of any failure by the Offeror to pay any amount due under the Alternative Consideration in full or in part.

This means that in the event of bankruptcy or winding-up of the Offeror, the holders of the Alternative Consideration normally receive payment after any priority creditors have been fully paid, and, in such a case, any amounts paid under the Equity Commitment Letters to the Offeror could potentially be shared with any other unsecured creditors of the Offeror despite the certain arrangements made under the Equity Commitment Letters to ensure the Offeror’s ability to meet its payment obligations under the Alternative Consideration. However, the Offeror has no business operations and currently has no other material unsecured indebtedness apart from the liabilities arising under the Alternative Consideration, which are to be satisfied by the funding to be drawn down under the Equity Commitment Letters, and pursuant to the terms of the Senior Secured Debt Financing Documents, the lenders under the Senior Secured Facilities will undertake not to receive any security over the Trust Account and/or the Alternative Consideration Funding nor to have any recourse to the Alternative Consideration Funding (as described above).

5.	No direct recourse to payments under the Equity Commitment Letters provided by the Consortium Investors.

The Consortium Investors are legally separate and distinct from the Offeror. Even though the Consortium Investors have under the Equity Commitment Letters agreed to make available funds to the Offeror also for the purposes of the repayment of the Alternative Consideration Instruments and the payment of the amounts under the Deferred Payment Rights, the holders of the Alternative Consideration would not in the event of the Offeror’s bankruptcy have a direct recourse to the Consortium Investors for any amounts payable under the Equity Commitment Letters.

6.	No voting rights with respect to shareholders meetings of the Offeror.

The Alternative Consideration Instruments and the Deferred Payment Rights carry no voting rights with respect to shareholders meetings of the Offeror. In addition, pursuant to the terms and conditions of the Alternative Consideration Instruments, each holder of the Alternative Consideration Instruments agrees, with respect to the Alternative Consideration Instruments it holds, not to exercise, and to waive in advance, its right in accordance with the Finnish Companies Act to object to any merger or demerger. Accordingly, when choosing the Deferred Payment Right, a shareholder commits in accordance with the terms and conditions of the Tender Offer to waive this right. Consequently, the holders of the Alternative Consideration cannot influence any decisions by the Offeror’s shareholders concerning, for instance, the capital structure of the Offeror.

7.	Interests of the Offeror’s shareholders may be inconsistent with those of the holders of the Alternative Consideration.

As at the date of this Supplement Document, the Offeror is indirectly wholly-owned by North Luxco. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by Bain Luxco. It is expected that immediately after the completion of the Tender Offer and the cash investments to be made by the Consortium Investors in North Luxco, the Offeror will be indirectly owned by Bain Luxco, Security Trading, Fennogens, Corbis and Goldman Sachs Asset Management. The interests of the Offeror’s indirect shareholders may, in certain circumstances, conflict with the interests of the holders of the Alternative Consideration, particularly if the Offeror encounters financial difficulties or is unable to pay its debts when due. In addition, the Offeror’s indirect shareholders’ interests may differ from the interests of the holders of the Alternative Consideration, inter alia, in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance the value of their equity investments, even though such transactions could involve risks to the Offeror or the holders of the Alternative Consideration. Such potential transactions could have an adverse effect to the Offeror’s ability to meet its obligations under the Alternative Consideration.

8.	The Alternative Consideration Instruments or the Deferred Payment Rights do not contain covenants governing the Offeror’s financial standing or operations and do not limit its ability to change its business or merge, demerge, effect acquisitions or asset sales or otherwise effect significant transactions that could have a material adverse effect on the Alternative Consideration Instruments and the holders of the Alternative Consideration.

The Alternative Consideration Instruments or the Deferred Payment Rights do not, in addition to the rights of creditors in general, contain any financial or other covenants concerning the Offeror’s financial standing or operations or other provisions designed to protect holders of the Alternative Consideration Instruments or the Deferred Payment Rights from a reduction in the creditworthiness of the Offeror. In particular, the terms and conditions of the Alternative Consideration Instruments or the Deferred Payment Rights do not restrict the Offeror’s ability to change its business or enter into a merger, demerger, acquisition, asset sale or other significant transaction that could materially alter its existence, legal structure of organization, jurisdiction of incorporation or regulatory regime and/or its composition and business. If the Offeror was to enter into such a transaction, holders of the Alternative Consideration could be materially and adversely affected.

9.	The Alternative Consideration Instruments or the Deferred Payment Rights do not contain any put rights or event of default provisions to the benefit of the holders of the Alternative Consideration Instruments or the Deferred Payment Rights and the holders of the Alternative Consideration Instruments are not able to enforce prepayment of the Alternative Consideration Instruments and the holders of the Deferred Payment Rights are not able to enforce payment before the Redemption Date due to an event of default or any other adverse developments.

The holders of the Alternative Consideration Instruments are not entitled to demand prepayment of their Alternative Consideration Instruments prior to the Redemption Date and the holders of the Deferred Payment Rights are not entitled to demand payment of the Deferred Payment Rights prior to the Redemption Date, and the terms and conditions of the Alternative Consideration Instruments or the Deferred Payment Rights do not contain any put rights or event of default provisions to the benefit of their holders. Accordingly, the holders of the Alternative Consideration Instruments are not able to enforce prepayment under the Alternative Consideration Instruments before the Redemption Date and the holders of the Deferred Payment Rights are not able to enforce prepayment of the Deferred Payment Rights. The Offeror, on the other hand, has a right to elect prepayment before the Redemption Date in accordance with the terms and conditions of the Alternative Consideration Instruments and as to the Deferred Payment Rights, in accordance with the terms and conditions of the Tender Offer.

10.	Rights to payments that have not been claimed within three years are prescribed.

If the payment under the Alternative Consideration has not been claimed within three years from the original due date thereof, the right to such payment shall become void. Such prescription may incur financial losses to such holders of the Alternative Consideration who have not claimed payment under the Alternative Consideration within the prescription time of three years.

11.	The Offeror is not obliged to compensate for withholding tax or similar on the Alternative Consideration.

If any withholding tax, public levy or similar is imposed in respect of payments to holders of the Alternative Consideration on amounts due pursuant to the Alternative Consideration, the Offeror is neither obliged to gross-up or otherwise compensate holders of the Alternative Consideration for the lesser amounts the holders of the Alternative Consideration will receive as a result of the imposition of withholding tax or similar nor entitled to a premature redemption of the Alternative Consideration.

12.	There may not be an active trading market for the Alternative Consideration Instruments, in which case the investor’s ability to sell the Alternative Consideration Instruments will be limited. The Deferred Payment Rights do not have secondary markets.

The Alternative Consideration Instruments will not be subject to trading on any regulated market or multilateral trading facility, and the Offeror does not intend to make a request for admission of the Alternative Consideration Instruments to trading on any regulated market or multilateral trading facility. Consequently, the Alternative Consideration Instruments will not have established secondary market when issued, and one may never develop. If a market for the Alternative Consideration Instruments does develop, it may not be very liquid. Therefore, investors may not be able to sell their Alternative Consideration Instruments easily or at prices that will provide them with a return on their Alternative Consideration Instruments comparable to similar investments that have a developed secondary market. The Deferred Payment Rights are fully non-transferable and, consequently, there cannot be a secondary market for those.

13.	The Alternative Consideration Instruments are not subject to public trading on any regulated market or multilateral trading facility, which limits the investor’s access to information regarding the Offeror and the Alternative Consideration Instruments.

The Alternative Consideration Instruments are not subject to public trading on any regulated market or multilateral trading facility or other trading venue. Therefore, the Offeror is not subject to same disclosure obligations as companies whose securities are listed on a regulated market or multilateral trading facility, including the disclosure obligations set out in the Finnish Securities Markets Act or Market Abuse Regulation ((EU) No 596/2014, as amended). Consequently, the holders of Alternative Consideration Instruments do not have same access to information regarding the Offeror and the Alternative Consideration Instruments as they would have when investing in listed securities.

14.	Investors whose financial activities are denominated in a currency other than the euro are subject to exchange rate and exchange control risks.

The Offeror will pay principal on the Alternative Consideration Instruments in euro. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated in a currency other than the euro. Exchange rates may change significantly and authorities with jurisdictions over the investor’s currency may impose or modify exchange controls. An appreciation in the value of the investor’s currency relative to the euro would decrease the investor’s currency equivalent value of the principal payable on the Alternative Consideration Instruments. As a result, investors may receive less principal than expected, or no principal at all.

15.	The completion of transactions relating to the Alternative Consideration Instruments or to the Deferred Payment Right to holders of equity savings accounts is dependent on Euroclear Finland Ltd’s operations and systems.

The Alternative Consideration Instruments are issued in the book-entry securities system of Euroclear Finland Ltd (“Euroclear Finland”) and to demonstrate the Deferred Payment Rights, the book-entries named as other rights will be recorded to a shareholder’s equity savings account in the book-entry securities system of Euroclear Finland. Pursuant to the Act on Book-Entry Systems and Clearing Operations (348/2017, as amended), the Alternative Consideration Instruments or the Deferred Payment Rights will not be evidenced by any physical note or document of title other than statements of account made by Euroclear Finland or its account operator. The Alternative Consideration Instruments are dematerialized securities and the Deferred Payment Rights are non-transferable rights to payment from the Offeror, and settlement measures regarding these are effected only through the relevant entries in the book-entry system and registers maintained by Euroclear Finland and its account operators. Therefore, timely and successful completions of transactions relating to the Alternative Consideration Instruments and the Deferred Payment Rights, including but not limited to transfers of, and payments made under, the Alternative Consideration Instruments, depend on the book-entry securities system being operational and that the relevant parties, including but not limited to the payment transfer bank and the account operators of holders of the Alternative Consideration Instruments or holders of equity savings accounts, are functioning when transactions are executed. Any malfunction or delay in the book-entry securities system or any failure by any relevant party may result in the transaction involving the Alternative Consideration Instruments or the Deferred Payment Rights not taking place as expected or being delayed, which may cause financial losses or damage to the holders of the Alternative Consideration Instruments or holders of equity savings accounts.

Neither the Offeror nor any other third party will assume any responsibility for the timely and full functionality of the Finnish book-entry securities system. Payments under the Alternative Consideration Instruments will be made in accordance with the laws governing the Finnish book-entry securities system, the rules of Euroclear Finland and the terms and conditions of the Alternative Consideration Instruments. For purposes of payments under the Alternative Consideration, it is the responsibility of each person who have chosen the Alternative Consideration to maintain with its respective book-entry account operator up to date information on applicable bank accounts.

16.	U.S. securities laws only apply to U.S. shareholders.

To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person.

D.	Risks Specific to U.S. Shareholders

1.	Caverion and the Offeror are not required to file any reports with the SEC.

The Shares are not listed on a U.S. securities exchange and Caverion or the Offeror are not subject to the periodic reporting requirements of the Exchange Act and are not required to, and do not, file any reports with the SEC thereunder. As such, holders of Alternative Consideration Instruments may receive a different level of periodic reporting than what they would receive from a company subject to the period reporting requirements of the Exchange Act.

2.	The Tender Offer is being made pursuant to Finnish law, and financial information included herein has been prepared in accordance with applicable accounting standards in Finland.

The Tender Offer is made in the United States pursuant to the Tier I Exemption and the 802 Exemption under the U.S. Securities Act, and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this Supplement Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. As such, disclosure accompanying the Tender Offer may differ from disclosure in a U.S. tender offer.

3.	You may be unfamiliar with settlement procedures of the Tender Offer.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. As such, a holder of Alternative Consideration Instruments may be unfamiliar with settlement procedures of the Tender Offer.

4.	The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction.

The receipt of cash and the receipt of the Alternative Consideration Instruments pursuant to the Tender Offer as well as receipt of the cash payments under the Alternative Consideration Instruments by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws.

5.	The Offeror is located in a non-U.S. jurisdiction and some or all of its officers and directors may be residents of non-U.S. jurisdictions, which may make it difficult for the holders of the Alternative Consideration Instruments to enforce their rights and claims.

It may be difficult for the holders of the Alternative Consideration Instruments to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror is located in a non-U.S. jurisdiction and some or all of its officers and directors may be residents of non-U.S. jurisdictions. The holders of the Alternative Consideration Instruments may not be able to sue the Offeror or its officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and its affiliates to subject themselves to a U.S. court’s judgment.

OVERVIEW OF THE ALTERNATIVE CONSIDERATION OFFERING AND THE ALTERNATIVE
CONSIDERATION INSTRUMENTS

This section “Overview of the Alternative Consideration Offering and the Alternative Consideration Instruments” shall be added in the Tender Offer Document.

This overview is an overview of certain key features of the Alternative Consideration Offering and the Alternative Consideration Instruments. Any decision by an investor to invest in the Alternative Consideration Instruments should be based on a consideration of the Tender Offer Document and this Supplement Document as a whole.

Words and expressions in this section shall have the meanings defined in the terms and conditions of the Alternative Consideration Instruments as set out in Annex F. The following information is applicable also to the Deferred Payment Rights, taking into account, however, that those are non-transferable and are not securities.

Issuer:	North Holdings 3 Oy, a private limited company incorporated under the laws of Finland.
Risk Factors:

The Alternative Consideration involves risks. The principal risk factors relating to the Offeror and the Alternative Consideration are discussed in the section “Risk Factors Relating to the Alternative Consideration” of this Supplement Document.

Ranking of the Alternative Consideration Instruments:

The Alternative Consideration Instruments and the Deferred Payment Rights constitute direct, unsecured, unguaranteed and unsubordinated obligations of the Offeror ranking pari passu among each other and with all other unsecured, unguaranteed and unsubordinated indebtedness of the Offeror, save for such obligations as may be preferred by mandatory provisions of law.

The Consortium Investors have given equity commitments to the Offeror to fund the Offeror for the purposes of the Tender Offer under the Equity Commitment Letters. Any Alternative Consideration Funding drawn down by the Offeror pursuant to the terms of the Equity Commitment Letters will be deposited into a segregated bank account to be held by the Offeror on trust for the benefit of the holders of the Alternative Consideration Instruments and the Deferred Payment Rights and such bank account will only contain funds designated for that purpose.

Form of the Alternative Consideration Instruments:	Securities in dematerialized, book-entry form issued in the Infinity-book-entry securities system maintained by Euroclear Finland Oy.
Depository and settlement system:	Euroclear Finland Oy, Urho Kekkosen katu 5 C, FI-00100, Helsinki, Infinity book-entry securities system of Euroclear Finland Oy.
Resolutions and authorizations:

The Offeror’s board of directors has resolved to offer the Alternative Consideration on January 24, 2023 and will resolve upon the issuance of the Alternative Consideration Instruments prior to the completion trades of the Tender Offer.

Issue Price and Effective yield of the Alternative Consideration Instruments:	100% / not applicable.

Minimum subscription amount:	EUR 8.50, equaling the nominal value of one Alternative Consideration Instrument exchangeable for one tendered Share in the Tender Offer.
Denomination of a book-entry unit:	EUR 8.50.
Issue Date:	The date(s) of the completion trades of the Tender Offer.
Redemption Date:

The date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments (such date of first issuance being the date of the first completion trades of the Tender Offer). If the Redemption Date falls on a date which is not a Business Day, the Redemption Date will be postponed to the next following Business Day. For the purposes of these terms and conditions, “Business Day” shall mean a day on which the European TARGET2 System is open for the settlement of payment orders.

Interest on the Alternative Consideration Instruments:	The Alternative Consideration Instruments shall not accrue any interest.
Redemption:

The Alternative Consideration Instruments will be redeemed at their full nominal amount of EUR 8.50 on the Redemption Date. The payments under the Deferred Payment Rights will be paid on the same Redemption Date.

The Issuer is entitled to redeem all (but not only some) of the Alternative Consideration Instruments and the Deferred Payment Rights prior to the Redemption Date at their nominal principal amount. Such redemption shall be made by the Issuer giving not less than five Business Days’ (as defined above) notice by a press release.

Covenants, mandatory repurchase and Events of Default:	No events of default provisions.

Issuer Agent and Paying Agent:	Nordea Bank Abp, Satamaradankatu 5, FI-00020 Nordea, Finland.
Applicable law:	Finnish law.
Description of restrictions on free transferability of the Alternative Consideration Instruments:

Each Alternative Consideration Instrument will be freely transferable after it has been registered into the respective book-entry account of the relevant holder of such Alternative Consideration Instruments. The Deferred Payment Rights relating to the equity savings accounts are non-transferable.

Listing:

The Alternative Consideration Instruments are not subject to trading on any regulated market or multilateral trading facility, and the Offeror does not intend to make a request for admission of the Alternative Consideration Instruments to trading on any regulated market or multilateral trading facility or any other trading venue. The Deferred Payment Rights are non-transferable.

Interests of the participants of the Alternative Consideration Offering:

Bain Luxco, Security Trading, Fennogens and Corbis have formed the Consortium for the purposes of the Tender Offer by the Offeror. The Alternative Consideration Offering forms part of the Tender Offer.

The Consortium Investors have given equity commitments to the Offeror to fund the Offeror for the purposes of the Tender Offer under the Equity Commitment Letters. Any Alternative Consideration Funding drawn down by the Offeror pursuant to the terms of the Equity Commitment Letters will be deposited into a segregated bank account to be held by the Offeror on trust for the benefit of the holders of the Alternative Consideration Instruments and the Deferred Payment Rights and such bank account will only contain funds designated for that purpose.

Estimated net amount of the proceeds:

There will be no monetary proceeds accruing to the Offeror from the issuance of the Alternative Consideration Instruments. The Alternative Consideration Instruments are being issued as consideration for the acquisition of Shares in the Tender Offer.

Reason for the issuance of the Alternative Consideration Instruments:	The Offeror’s reason for the issuance of the Alternative Consideration Instruments is the provision of the alternative consideration in connection with the Tender Offer.
Date of the entry of the Alternative Consideration Instruments to the book-entry system:	The Alternative Consideration Instruments will be recorded into the book-entry account of each shareholder of Caverion who has validly accepted, and not validly withdrawn, the Tender Offer and elected to receive the Alternative Consideration Instruments on the date(s) of the completion trades of the Tender Offer or on or about the first (1st) Finnish banking day following such completion trades in accordance with the Finnish legislation governing book-entry system and book-entry accounts as well as regulations and decisions of Euroclear Finland Oy.

BACKGROUND AND OBJECTIVES

Background to the Tender Offer and Offeror’s Strategic Plans

The second paragraph of the section “Background and Objectives – Background to the Tender Offer and Offeror’s Strategic Plans” shall be amended by adding the following passages that are underlined and set in bold, and deleting the words marked with strikethrough:

“In addition, the GSAM Note Purchasers (as defined below) are providing structurally subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions, as described below under section “– Financing of the Tender Offer”. If the equity co-investment is made by Goldman Sachs Asset Management, and assuming that the Offeror obtains more than ~~ninety (90) percent~~ sixty-six and two thirds (66 2/3) percent of the Shares and voting rights carried by the Shares, it is expected that Goldman Sachs Asset Management will own approximately ~~6–7~~ 6.3–9.99 percent of the common shares in North Luxco depending on, inter alia, the acceptance level of the Tender Offer and the total offer consideration payable by the Offeror. Such co-investment will dilute the Consortium members’ ownership in North Luxco in equal proportion.”

The eleventh, twelfth, thirteenth, fourteenth and fifteenth paragraphs of the section “Background and Objectives – Background to the Tender Offer and Offeror’s Strategic Plans” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“The Offeror and Caverion have on November 3, 2022 entered into a Combination Agreement, which was amended on January 24, 2023, under which the Offeror is committed to make the Tender Offer. The principal terms and conditions of the Combination Agreement have been described in “Summary of the Combination Agreement” below.

After reviewing the Tender Offer and its terms and conditions, as well as other available information, the Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the Tender Offer (see “– Statement by the Board of Directors of Caverion” and Annex C below). The Board of Directors of Caverion received an opinion, dated November 3, 2022, of Caverion’s exclusive financial adviser, BofA Securities, to the effect that, as of the date of such opinion, the Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Tender Offer, how any holders of Shares should act in connection with the Tender Offer or any related matter. The complete opinion is attached as Appendix 1 to the statement of the Board of Directors of Caverion, issued on November 18, 2022, and attached as Annex C to this Tender Offer Document. Based on the amendments to the Combination Agreement and to the terms and conditions of the Tender Offer made on January 24, 2023, the Board of Directors of Caverion has on February 9, 2023 supplemented its statement issued on November 18, 2022 (the statement published on February 9, 2023 is hereinafter referred to as “Updated Statement”).

As at the date of this Tender Offer Document, the members of the Consortium hold in aggregate 36,379,262 Shares in Caverion, representing in aggregate approximately 26.66 percent of all outstanding Shares and votes in Caverion. The Consortium members have committed to tender all Shares held by them to the Tender Offer pursuant to the agreements entered into among the Consortium members. Each of Security Trading, Fennogens and Corbis as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü have agreed to waive part of the increased offer price and to sell all their Shares to the Offeror for a cash consideration of EUR 7.50 per Share in, or in connection with the completion of, the Tender Offer.

Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.35 percent of all outstanding Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.48 percent of all outstanding Shares and votes in Caverion, have ~~irrevocably undertaken to accept the Tender Offer~~ renewed their irrevocable undertakings to accept the Tender Offer, and Veritas Pension Insurance Company Ltd., which holds approximately 0.55 percent of all Shares and votes in Caverion, has given an irrevocable undertaking to accept the Tender Offer, as further described in section “– Undertakings by Shareholders”.

The Shares held by the Consortium members combined with the irrevocable undertakings to support the Tender Offer represent approximately ~~42.50~~ 43.05 percent of all the outstanding Shares and votes in Caverion in aggregate.”

Share-based Long-term Incentive Plans of Caverion

The second paragraph of the section “Background and Objectives – Share-based Long-term Incentive Plans of Caverion” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“According to the Combination Agreement, if the completion of the Tender Offer takes place, Caverion will settle in cash all outstanding rewards to be paid under the Performance Share Plans 2022–2024, 2021–2023 and 2020–2022 based on achievement of performance targets per September 30, 2022 and pro-rated to time passed, all outstanding rewards to be paid under the fourth instalment under the conditional Matching Share Plan 2018–2022 and all outstanding rewards to be paid under the conditional Restricted Share Plans 2022–2024, 2021–2023 and 2020–2022. The outstanding rewards under the Performance Share Plans and the conditional Restricted Share Plans will be paid three (3) months after the completion of the Tender Offer and the outstanding rewards under the fourth instalment of the conditional Matching Share Plan will be paid at the completion of the Tender Offer, in each case on condition that the participant has not voluntarily resigned from his/her position at Caverion prior to that time. The payment of the outstanding rewards under the conditional Matching Share Plan may also occur sooner if required under applicable plan terms. The total amount payable by Caverion under these plans amounts to approximately ~~EUR 11.7 million~~ EUR 17.8 million (excluding social security costs).”

Financing of the Tender Offer

The first paragraph of the section “Background and Objectives – Financing of the Tender Offer” shall be amended by adding the passages that are underlined and set in bold and by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“The Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror and debt commitments (and interim debt commitments) as evidenced in debt commitment letters addressed to the Offeror, and the indirect parent of the Offeror, North Holdings 1 Oy (the “PIK Borrower”) has received debt commitments (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the Conditions to Completion of the Tender Offer are otherwise satisfied or waived by the Offeror). The Offeror’s and the PIK Borrower’s commitments for equity and debt funding (as applicable ~~respectively~~) are evidenced by (i) equity commitment letters executed by the members of the Consortium (the “Equity Commitment Letters”); (ii) senior secured debt commitment documents, which include commitments to enter into the Senior IFA (as defined below) and the Senior Facilities Agreement (as defined below) and (iii) PIK debt commitment documents, which include a commitment to enter into the Interim PIK Facility (as defined below) and the Notes Subscription Agreement (as defined below) relating to the PIK Notes (as defined below), in each case, subject to and in accordance with the terms of each debt commitment letter, to finance (in part) the payment of the aggregate Offer Price for all of the Shares in connection with the Tender Offer and in connection with the subsequent compulsory redemption thereafter and, in case of the Equity Commitment Letters, the possible payment of any termination fee by the Offeror. In addition, North Luxco has entered into a commitment letter with Nordea Bank Abp concerning a settlement facility to facilitate the execution and settlement of the completion trades of the Tender Offer.”

Equity Commitment Letters

The first paragraph of the section “Background and Objectives – Financing of the Tender Offer – Equity Commitment Letters” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“~~Bain Capital Funds~~ Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis (the “Consortium Investors”) have executed Equity Commitment Letters on customary terms in respect of their contribution to the equity funding of the Offeror. The Equity Commitment Letters provide financing that is expected to be in aggregate EUR ~~954.6~~ 958.1 million for funding the Offer Price as well as funding the possible payment of the termination fee to cover expense reimbursement for the Company under certain circumstances as set out in the Combination Agreement. Following payment of the contribution to the Offeror in accordance with the Equity Commitment Letters, no part thereof shall under the terms of the Equity Commitment Letters be repaid or returned to the Consortium Investor or any of its affiliates or otherwise applied by the Offeror for any other purpose than for payment of the aggregate Cash Offer Price and redemption of the Alternative Consideration Instruments and payment of the Deferred Payment Rights to holders of equity savings accounts (or the possible payment of the termination fee if the Tender Offer is not completed or payment of the compulsory redemption of minority Shares if the Offeror's shareholding as a result of the completion of the Tender Offer exceeds ninety (90) percent of the Shares and voting rights in the Company).

The Consortium Investors have irrevocably confirmed and undertaken under the Equity Commitment Letters to provide funding for the Offeror to redeem the Alternative Consideration Instruments and pay the Deferred Payment Rights in connection with the Tender Offer (such funding being the “Alternative Consideration Funding”) on or prior to the date on which any amounts outstanding under the Alternative Consideration Instruments or Deferred Payment Rights will become due and payable pursuant to the terms thereof. Pursuant to the terms of the Equity Commitment Letters, any Alternative Consideration Funding drawn down under the Equity Commitment Letters by the Offeror will be deposited into a segregated bank account of the Offeror located in England & Wales, which is subject to laws of England (the “Trust Account”). As set out in the Equity Commitment Letters, the Alternative Consideration Funding will be held in the Trust Account by the Offeror on trust for the benefit of the holders of the Alternative Consideration Instruments and the Deferred Payment Rights and solely for the purpose of redeeming the Alternative Consideration Instruments and paying the Deferred Payment Rights. Pursuant to the terms of the Senior Secured Debt Financing Documents, the lenders under the Senior Secured Facilities will undertake not to receive any security over the Trust Account and/or the Alternative Consideration Funding nor to have any recourse to the Alternative Consideration Funding.”

The third paragraph of the section “Background and Objectives – Financing of the Tender Offer – Equity Commitment Letters” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“In addition, in connection with the financing arrangement described under “– PIK Debt Financing Documents”, it has been agreed that Goldman Sachs Asset Management will, subject to the below conditions, make a EUR 60 million equity co-investment alongside the Consortium members in North Luxco, which would reduce the equity financing provided by the Consortium members correspondingly. The equity co-investment forms part of the overall financing terms agreed between the Consortium and Goldman Sachs Asset Management and the selection of Goldman Sachs Asset Management as financing provider and the terms of the financing arrangement and the equity co-investment have been agreed on the basis of an extensive financing process by the Consortium including the evaluation of possibilities for obtaining both senior debt financing and hybrid financing alternatives. The right and obligation of Goldman Sachs Asset Management to make the equity co-investment is subject to satisfaction of the conditions precedent to the equity co-investment, including: (i) the satisfaction or waiver of all Conditions to Completion; (ii) the Tender Offer having been validly accepted with respect to Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, ~~at least seventy-five (75)~~ more than fifty (50) percent of the Shares and voting rights in the Company; and (iii) the GSAM Note Purchasers (as defined below) providing debt financing (including any structurally subordinated debt financing) in connection with the Tender Offer. In the event that Goldman Sachs Asset Management would not make the equity co-investment, the Consortium members would cover the full amount of equity funding required for the Tender Offer.”

Senior Secured Debt Financing Documents

A new section titled “Background and Objectives – Financing of the Tender Offer – Senior Secured Debt Financing Documents” shall be added before the section titled “Background and Objectives – Financing of the Tender Offer – PIK Debt Financing Documents”:

“In addition, National Westminster Bank plc and NatWest Markets N.V. (together the “NatWest Entities”) and UBS Europe SE (together with the NatWest Entities the “Arrangers”) shall arrange and provide senior secured debt financing to the Offeror in connection with the Tender Offer.

The Arrangers have executed debt commitment letters relating to senior secured facilities and interim senior secured facilities (together, the “Senior Secured Debt Commitment Letter”), pursuant to which the Arrangers shall arrange and provide up to (i) a EUR 325 million senior secured term loan facility (the “Term Loan”) and (ii) a EUR 150 million multicurrency senior secured revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan, the “Senior Secured Facilities”) by entering into a long form senior secured term and revolving facilities agreement (the “Senior Facilities Agreement”), subject to the terms of the Senior Secured Debt Commitment Letter.

To the extent the Senior Facilities Agreement is not in place at the closing date of the Tender Offer, the Arrangers shall provide for up to (i) EUR 325 million senior secured term loan facility and (ii) EUR 150 million multicurrency senior secured revolving credit facility (together, the “Interim Senior Facilities”) pursuant to the (once executed) fundable interim facilities agreement relating to the Interim Senior Facilities (the “Senior IFA”, and together with the Senior Secured Debt Commitment Letter, the “Senior Secured Debt Financing Documents”) to be entered into with the Offeror. Pursuant to the terms of the Senior Secured Debt Financing Documents, the lenders under the Senior Secured Facilities will undertake not to receive any security over the Trust Account and/or the Alternative Consideration Funding nor to have any recourse to the Alternative Consideration Funding.

The intention of the Offeror and the Arrangers (without prejudice to the Arrangers’ obligations to make available the Interim Senior Facilities under the Senior IFA (once executed)) is that the debt financing made available under the Senior Secured Debt Financing Documents be made available under the Senior Facilities Agreement to be documented in accordance with the terms of the Senior Secured Debt Commitment Letter.

The Interim Senior Facilities are (and the Senior Secured Facilities shall be) provided on customary European “certain funds” basis, and thus their availability is subject only to the following limited conditions:

a)	no event of default has occurred and is continuing in respect of a payment default, the breach of a major undertaking, a major misrepresentation, certain invalidities and repudiations, certain insolvency proceedings (and similar events elsewhere), or a change of control;

b)	it has not become illegal since the date on which the Arrangers first became a party to make available or allow to remain outstanding the Interim Senior Facilities (or the Senior Secured Facilities as the case may be) under the relevant facilities agreement; and

c)	the provision of certain customary documentary and commercial conditions precedent, each of which is satisfied or within the sole and absolute control of the Offeror as at this date, in respect of the Senior IFA.”

PIK Debt Financing Documents

The first paragraph of the section “Background and Objectives – Financing of the Tender Offer – PIK Debt Financing Documents” shall be amended by adding the passages that are underlined and set in bold:

“The PIK Borrower as borrower and the following affiliates of The Goldman Sachs Group, Inc. or funds managed by its affiliates forming part of Goldman Sachs Asset Management: WSSS Investments O, S.à r.l., WSSS Investments P, S.à r.l., WSSS (C) Investments O, S.à r.l., WSSS Investments G, S.à r.l., WSSS Investments S, S.à r.l., WSSS Investments D, S.à r.l., BSCH III Designated Activity Company and WSSS (CT) Investments O, S.à r.l. (together, the “GSAM Note Purchasers”) as note purchasers have entered into a debt commitment letter relating to the PIK Notes (as defined below) and the Interim PIK Facility (as defined below) (as supplemented by supplemental deeds dated January 10, 2023, January 20, 2023 and February 10, 2023) (the “PIK Debt Commitment Letter”), pursuant to which the GSAM Note Purchasers shall subscribe for and purchase up to EUR 125 million “pay-if-you-want” notes1 (the “PIK Notes”) by entering into, along with the PIK Borrower and Kroll Agency Services Limited as agent and Kroll Trustee Services Limited security agent, a long form notes subscription agreement (the ”Notes Subscription Agreement”), subject to the terms of the PIK Debt Commitment Letter.”

1The term “pay-if-you-want” notes refers to the type of notes under which the borrower may elect to either pay interest in kind (with such interest capitalizing at the end of the interest period and thereafter being treated as part of the principal amount of the instrument) or in cash.

The fourth paragraph of the section “Background and Objectives – Financing of the Tender Offer – PIK Debt Financing Documents” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

b)	“the provision of a customary closing certificate (which is already in agreed form) confirming, inter alia, the following:

(i)	the satisfaction or waiver of all Conditions to Completion, provided that the Tender Offer has been validly accepted with respect to the Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, ~~at least seventy-five (75)~~ more than fifty (50) percent of the Shares and voting rights in the Company;”

Offeror’s Future Plans in Respect of the Shares

Redemption under the Finnish Companies Act

The third paragraph of the section “Background and Objectives – Offeror’s Future Plans in Respect of the Shares – Redemption under the Finnish Companies Act” shall be amended by removing the following strikethrough passage:

“Pursuant to the Finnish Companies Act, a shareholder that holds more than half (1/2) of the shares and voting rights carried by the shares present in a company’s general meeting has sufficient voting rights to decide on the appointment of board members and distribution of dividends, and a shareholder that holds more than two-thirds (2/3) of the shares and voting rights carried by the shares present in a company’s general meeting has sufficient voting rights to decide upon the merger of a company into another company. Should ~~the Offeror elect to amend or waive the condition to completion of the Tender Offer that requires the reaching of shareholding of more than ninety (90) percent of the Shares and voting rights carried by the Shares and then complete the Tender Offer, and should~~ the Offeror’s shareholding in Caverion be less than ninety (90) percent of the Shares and voting rights carried by the Shares, it is still possible that Caverion could in any event be subject to certain corporate measures and transactions, including for example a merger into another company, the issuance of shares in the Company by way of derogation from the shareholders’ pre-emptive subscription rights, a change of domicile to a jurisdiction that allows more flexibility, or amendments to the Company’s Articles of Association. However, the Offeror has not taken any resolutions regarding any such measures or transactions. Additionally, as set out in the Combination Agreement, the Offeror and Caverion have agreed that after the Offeror has publicly confirmed that it will complete the Tender Offer, the Board of Directors of the Company shall, within four (4) business days of a written request by the Offeror, resolve to convene an extraordinary general meeting of shareholders of the Company for the purpose of changing the composition of the Board of Directors, provided that the proposals for agenda items put forward by the Offeror in such request are limited to the size, composition and remuneration of the Board of Directors of the Company. For more information on an amendment to or a waiver of the conditions to completion of the Tender Offer, see “Summary of the Combination Agreement – Conditions to Completion” and “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer”.”

Statement by the Board of Directors of Caverion

The first paragraph of the section “Background and Objectives – Statement by the Board of Directors of Caverion” shall be amended by adding the passages that are underlined and set in bold:

“After reviewing the Tender Offer and its terms and conditions, as well as other available information, the Board of Directors of Caverion represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the Tender Offer.

The Statement of the Board of Directors of Caverion in accordance with Chapter 11, Section 13 of the Finnish Securities Markets Act, is attached to this Tender Offer Document as Annex C. The Board of Directors of Caverion received an opinion, dated November 3, 2022, of Caverion’s exclusive financial adviser, BofA Securities, to the effect that, as of the date of such opinion, the Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Tender Offer, how any holders of Shares should act in connection with the Tender Offer or any related matter. The complete opinion is attached as Appendix 1 to the Statement of the Board of Directors of Caverion, issued on November 18, 2022, and attached as Annex C to this Tender Offer Document. Based on the amendments to the Combination Agreement and to the terms and conditions of the Tender Offer made on January 24, 2023, the Board of Directors of Caverion has on February 9, 2023 published the Updated Statement in accordance with Chapter 11, Section 13 of the Finnish Securities Markets Act. According to the Updated Statement, the Board of Directors of Caverion represented by a quorum comprising the non-conflicted members of the Board of Directors, continues to unanimously recommend that the shareholders of Caverion accept the Tender Offer. The Updated Statement is attached to this Tender Offer Document as Annex G. The Board of Directors of Caverion has received an updated opinion, dated January 24, 2023, of Caverion’s exclusive financial adviser, BofA Securities, to the effect that, as of the date of such opinion, the increased Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer (under its improved terms announced on January 24, 2023), was fair from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in such opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to how any holders of Shares should act in connection with the Tender Offer or any related matter. The updated opinion of BofA Securities is attached as Appendix 1 to the Updated Statement issued by the Board of Directors of Caverion.”

Undertakings by Shareholders

The first, second and third paragraphs of the section “Background and Objectives – Undertakings by Shareholders” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.35 percent of all outstanding Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.48 percent of all outstanding Shares and votes in Caverion, have ~~irrevocably undertaken to accept the Tender Offer~~ renewed their irrevocable undertakings to accept the Tender Offer, and Veritas Pension Insurance Company Ltd., which holds approximately 0.55 percent of all Shares and votes in Caverion, has given an irrevocable undertaking to accept the Tender Offer. These irrevocable undertakings may be terminated ~~among other terms~~ only in the event that the Offeror withdraws or does not complete the Tender Offer, or in the event that a competing offer is announced by a third party with a consideration of at least EUR ~~7.70~~ 8.95 per share and the Offeror does not match or exceed the consideration offered in such competing offer within a certain period of time.

As at the date of this Tender Offer Document, the members of the Consortium hold in aggregate 36,379,262 Shares in Caverion, representing in aggregate approximately 26.66 percent of all outstanding Shares and votes in Caverion. The Consortium members have committed to tender all Shares held by them to the Tender Offer pursuant to the agreements entered into among the Consortium members. Each of Security Trading, Fennogens and Corbis as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü have agreed to waive part of the EUR 1.00 increase to the offer price and to sell all their Shares to the Offeror for a cash consideration of EUR 7.50 per Share in, or in connection with the completion of, the Tender Offer.

The Shares held by the Consortium members combined with the irrevocable undertakings to support the Tender Offer represent approximately ~~42.50~~ 43.05 percent of all the outstanding Shares and votes in Caverion in aggregate.”

Regulatory Approvals

The section “Background and Objectives – Regulatory Approvals” shall be amended by replacing the section with the following paragraph:

“The Offeror received unconditional merger control clearance from the European Commission on January 11, 2023, and unconditional foreign investment clearances in Austria on January 18, 2023, in Denmark on January 20, 2023, and in Finland on January 26, 2023. Consequently, as announced by the Offeror on January 26, 2023, all regulatory approvals required for the completion of the Tender Offer have been received.”

INFORMATION ON THE PRICING OF THE TENDER OFFER

Grounds for Determining the Offer Price

The first and second paragraphs of the section “Information on the Pricing of the Tender Offer – Grounds for Determining the Offer Price” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“The Tender Offer was announced by the Offeror on November 3, 2022 and amendments to its terms and conditions were announced on January 24, 2023. Pursuant to the terms of the Tender Offer, the shareholders of Caverion are given the possibility to choose either (i) a fixed cash payment of EUR 8.50 per Share payable in nine (9) months from the date of the first completion trades in the Tender Offer implemented through the issuance of the Alternative Consideration Instruments or Deferred Payment Right for each Share validly tendered in the Tender Offer or (ii) the Cash Offer Price of EUR 8.00 for each Share validly tendered in the Tender Offer ~~with the Offer Price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer~~, subject to certain adjustments as described below.

~~The Offer Price has~~ The Cash Offer Price and the Alternative Consideration have been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, ~~the Offer Price~~ the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis as set out in section “Terms and Conditions of the Tender Offer – Offer Price”. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.”

Offer Price

The section “Information on the Pricing of the Tender Offer – Offer Price” shall be amended by replacing the section with the following paragraphs:

“The Cash Offer Price represents a premium of approximately:

●	70.58 percent compared to EUR 4.69, i.e. the closing price of the Share on Nasdaq Helsinki on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer;

●	69.85 percent compared to EUR 4.71, i.e. the three-month volume-weighted average trading price of the Share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer; and

●	71.34 percent compared to EUR 4.67, i.e. the six-month volume-weighted average trading price of the Share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer.

The Alternative Consideration represents a premium of approximately:

●	81.24 percent compared to EUR 4.69, i.e. the closing price of the Share on Nasdaq Helsinki on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer;

●	80.47 percent compared to EUR 4.71, i.e. the three-month volume-weighted average trading price of the Share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer; and

●	82.05 percent compared to EUR 4.67, i.e. the six-month volume-weighted average trading price of the Share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer.”

Other Public Tender Offers Regarding the Shares

The section “Information on the Pricing of the Tender Offer – Other Public Tender Offers Regarding the Shares” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“To the knowledge of the Offeror, no public tender offer for the Shares or securities entitling to Shares has been made by any third party during the 12 months preceding the date of ~~this~~ the Tender Offer Document dated November 24, 2022. Caverion announced on January 10, 2023, that Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V, has announced a voluntary public cash tender offer pursuant to which Crayfish Bidco Oy proposes to acquire all issued and outstanding shares in Caverion at an offer price of EUR 8.00 per share. According to Caverion's stock exchange release, the tender offer by Crayfish Bidco Oy is subject to certain conditions, including the tender offer having been validly accepted with respect to shares representing, together with any other shares otherwise acquired by Crayfish Bidco Oy prior to or during the offer period, more than ninety (90) percent of the outstanding shares and voting rights in Caverion, and the receipt by Crayfish Bidco Oy of all necessary regulatory approvals. Caverion’s stock exchange release of January 10, 2023 is attached as Appendix D to the Tender Offer Document and the Offeror's stock exchange release concerning, inter alia, its views on the competing offer of January 11, 2023, is attached as Appendix E to the Tender Offer Document.”

SUMMARY OF THE COMBINATION AGREEMENT

Background to the Combination Agreement

The first paragraph of the section “Summary of the Combination Agreement – Background to the Combination Agreement” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“The Offeror and the Company have on November 3, 2022 entered into the Combination Agreement, as amended on January 24, 2023, pursuant to which the Offeror hereby makes a voluntary recommended public ~~cash~~ tender offer for all the Shares in Caverion (the Offeror and Caverion hereafter each individually a “Party” and together “Parties”).”

Offer Period and Offer Price

The second paragraph of the section “Summary of the Combination Agreement – Offer Period and Offer Price” shall be amended by replacing the following strikethrough passage with the passages that are underlined and set in bold:

“The Combination Agreement provides that the Offeror shall offer to acquire all the Shares ~~for a consideration of EUR 7.00 in cash for each Share~~ by giving the shareholders of the Company the possibility to elect either (i) a cash consideration of EUR 8.00 for each Share, or (ii) one (1) Alternative Consideration Instrument for each Share, subject to the terms and conditions of the Tender Offer. The Offeror shall instead of the Alternative Consideration Instruments offer shareholders holding Shares on Finnish equity savings accounts the possibility to elect a deferred payment right of EUR 8.50 per Share to be paid in cash nine (9) months from the date of the first completion trades in the Tender Offer. The Offer Price has been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Offer Price payable by the Offeror shall be reduced accordingly on a euro-for-euro basis as set out in section “Terms and Conditions of the Tender Offer – Offer Price”. However, after their issuance, the Alternative Consideration Instruments or the Deferred Payment Rights are not subject to any adjustments.”

Recommendation by the Board of Directors of Caverion

The first paragraph of the section “Summary of the Combination Agreement – Recommendation by the Board of Directors of Caverion” shall be amended by adding the passage that is underlined and set in bold:

(a)	“The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has resolved unanimously, subject to the terms and conditions of the Combination Agreement, to recommend that the holders of Shares accept the Tender Offer and tender their Shares in the Tender Offer (“Recommendation”). In the Combination Agreement, the Board of Directors of Caverion has undertaken to issue a formal written statement to this effect. The statement of the Board of Directors of Caverion containing the Recommendation has been included as Annex C to this Tender Offer Document and the Updated Statement has been included as Annex G to this Tender Offer Document.”

Representations, Warranties, Covenants and Undertakings

The second paragraph of the section “Summary of the Combination Agreement – Representations, Warranties, Covenants and Undertakings” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“In the Combination Agreement, Caverion has given certain customary undertakings, such as (i) the Company and its Affiliated Entities (as defined below, subject to certain exemptions) conducting their respective businesses in all material respects in the ordinary course of business consistent with past practice until ~~the completion of the Tender Offer~~ the date of the extraordinary general meeting of shareholders to be convened at the written request of the Offeror after the completion of the Tender Offer, including but not limited to, refrain from making or implementing: material changes in Caverion’s corporate structure or in any material agreement with suppliers, resellers, partners, customers or other material business relationships; any mergers, acquisitions, divestments, minority investments or joint ventures, subject to certain exceptions; any material corporate transactions, investments, loans, incurrence of indebtedness for borrowed money, incurrence of liens or other encumbrances, acquisitions or divestments of assets other than in the ordinary course of business consistent with past practice; any agreements or commitments that are not entered into on arms’ length terms; any material amendments to any material agreements; any agreements or commitments including any “non-compete” or similar undertaking that would restrict the business of the Offeror and its subsidiaries or the Group (as defined below) following the completion of the Tender Offer; any change of articles of association or any material change to the accounting or tax principles or practices other than as reasonably required as a result of any changes on applicable laws and regulations; any commencement, settlement or compromise of any material legal or tax proceedings or of material claims against third parties, subject to certain exceptions; any act or omission that could reasonably be expected to result in the abandonment of or failure to maintain Caverion’s material intellectual property; any decision or proposal concerning or constituting distribution of dividends or other assets, any change in the number of shares in or share capital of the Company or its Affiliated Entities; any action or omission that would have the effect of materially increasing the liability for taxes; or any legally binding agreement or commitment to do any of the foregoing; (ii) assistance and cooperation between the Parties in doing all things necessary or advisable to consummate the Tender Offer, and the making of all required registrations and filings with relevant competition authorities and with other relevant governmental entities or regulatory authorities to obtain the approvals, permits, consents, clearances or other actions reasonably required in those jurisdictions for the completion of the Tender Offer set out in the Combination Agreement; and (iii) the settlement in cash of outstanding rewards under Caverion’s long-term share-based incentive plans. As soon as the Offeror has publicly announced that it will complete the Tender Offer, the Board of Directors of the Company shall, at the written request of the Offeror, resolve to convene an extraordinary general meeting of shareholders of the Company within a certain period of time after such request for the purpose of changing the composition of the Board of Directors of the Company, and the Offeror has undertaken that the proposals for agenda items put forward by the Offeror in such request are limited to the size, composition and remuneration of the Board of Directors of the Company. In addition, the Company has agreed to act as the technical issuer of the other rights type of entries to the equity savings accounts demonstrating the Deferred Payment Rights in the Finnish book-entry system maintained by Euroclear Finland with no liability for any payments to be made to the holders of the Deferred Payment Rights by virtue of its acting as the technical issuer.”

TERMS AND CONDITIONS OF THE TENDER OFFER

The section “Terms and Conditions of the Tender Offer” shall be amended by replacing the section with the following paragraphs:

Object of the Tender Offer

Through a voluntary public tender offer in accordance with Chapter 11 of the Finnish Securities Markets Act (746/2012, as amended, the “Finnish Securities Markets Act”) and subject to the terms and conditions set forth herein, North Holdings 3 Oy (the “Offeror”), a private limited company incorporated under the laws of Finland, offers to acquire all of the issued and outstanding shares in Caverion Corporation (the “Company” or “Caverion”) that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). It is expected that following the Completion Date (as defined below), the Offeror will be indirectly owned by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates), Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”), Corbis S.A. (“Corbis”) and Goldman Sachs Asset Management (as defined below).

Bain Luxco, Security Trading, Fennogens and Corbis have formed a consortium (the “Consortium”) for the purposes of the Tender Offer.

In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing structurally subordinated debt financing to the indirect parent of the Offeror, North Holdings 1 Oy in connection with the Tender Offer. In connection with the structurally subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in the indirect parent company of the Offeror, North Lux Topco SARL, subject to the completion of the Tender Offer and, in each case, satisfaction of the conditions precedent to the structurally subordinated debt financing and equity co-investment. The debt and equity financing arrangements are described under section “Background and Objectives – Financing of the Tender Offer”.

The Offeror and the Company have on November 3, 2022 entered into a combination agreement, as amended on January 24, 2023 (the “Combination Agreement”) pursuant to which the Offeror makes the Tender Offer.

Offer Price

The Tender Offer was announced by the Offeror on November 3, 2022 (the “Announcement”) and amendments to its terms and conditions were announced on January 24, 2023.

The shareholders of Caverion are given the possibility to choose either: (i) a fixed cash payment of EUR 8.50 per Share payable in nine months from the date of the first completion trades in the Tender Offer implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 (the “Alternative Consideration Instrument”) for each Share tendered in the Tender Offer, or (ii) an immediate cash consideration of EUR 8.00 upon completion of the Tender Offer (the “Cash Offer Price”) for each Share tendered in the Tender Offer.

The Alternative Consideration Instruments will be issued by the Offeror on the date(s) of the completion trades of the Tender Offer with the nominal principal amount of EUR 8.50, and will be redeemed at their full nominal amount upon their maturity on the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments in accordance with the terms and conditions of the Alternative Consideration Instruments set out in Annex F of this Supplement Document.

One (1) Share entitles its holder to one (1) Alternative Consideration Instrument issued by the Offeror. The nominal principal amount and book-entry unit of each Alternative Consideration Instrument is EUR 8.50. The Alternative Consideration Instrument shall not accrue any interest. The Alternative Consideration Instruments will be redeemed at their full nominal amount of EUR 8.50 on their date of maturity which is the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments (the “Redemption Date”).

The shareholders of Caverion can choose whether they would like to receive the Cash Offer Price of EUR 8.00 or the Alternative Consideration Instrument with the nominal principal amount of EUR 8.50 for each Share validly tendered in the Tender Offer, subject to any adjustments as set out below. However, shareholders holding Shares on Finnish equity savings accounts are not eligible to elect the Alternative Consideration Instrument in respect of such Shares held on equity savings accounts for regulatory reasons. Shareholders of Caverion who hold their Shares on equity savings accounts will be able to receive only a non-transferable deferred payment right of EUR 8.50 per Share as the Alternative Consideration to be paid in cash on the Redemption Date (the “Deferred Payment Right”, and together with the Alternative Consideration Instruments the “Alternative Consideration”). The Alternative Consideration and the Cash Offer Price are jointly referred to as the “Offer Price”). The Deferred Payment Rights are non-transferable rights to payment from the Offeror, and to demonstrate these in the book-entry system, the book-entries named as other rights will be recorded to a shareholder’s equity savings account.

The Offeror is entitled to redeem all (but not only some) of the Alternative Consideration Instruments prior to the Redemption Date at their nominal principal amount. In such case, the Deferred Payment Rights would also be paid on that early redemption date. Such early redemption and repayment shall be made by the Offeror giving not less than five business days’ notice to the holders of the Alternative Consideration by a press release.

Each holder of the Alternative Consideration Instruments or the Deferred Payment Rights agrees, with respect to the Alternative Consideration Instruments or the Deferred Payment Rights it holds, not to exercise, and hereby waives in advance, its right in accordance with the Finnish Companies Act (624/2006, as amended) to object to any merger or demerger.

The Cash Offer Price and the Alternative Consideration have been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.

The potential adjustment of the Offer Price pursuant to the above paragraph may also occur after the expiration of the Offer Period but prior to the settlements of the completion trades of the Tender Offer if the settlement date of any of the above-mentioned distribution of funds or other event that results in an adjustment of the Offer Price occurs prior to the settlement of the completion trades of the Tender Offer. Any adjustment of the Offer Price pursuant to the above paragraph will be announced by way of a stock exchange release. If the Offer Price is adjusted during the Offer Period, the Offer Period will continue for at least ten (10) Finnish banking days following such announcement.

Offer Period

The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time) and expires on February 28, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued as described below (the “Offer Period”). Before February 13, 2023, the acceptance of the Tender Offer can only be made with the Cash Offer Price.

The Offeror may extend the Offer Period (i) at any time until the Conditions to Completion (as defined below) have been fulfilled or waived and/or (ii) with a Subsequent Offer Period (as defined below) in connection with the announcement whereby the Offeror declares the Tender Offer unconditional or the announcement of the final result of the Tender Offer whereby the Offeror also declares the Tender Offer unconditional, as set forth below. The Offeror will announce a possible extension of the Offer Period, including the duration of the extended Offer Period, which shall be at least two (2) weeks or until further notice beyond two (2) weeks, by a stock exchange release on the first (1st) Finnish banking day following the expiration of the original Offer Period, at the latest. Furthermore, the Offeror will announce any possible further extension of an already extended Offer Period or an extension of a discontinued extended Offer Period on the first (1st) Finnish banking day following the expiration of an already extended Offer Period or a discontinued extended Offer Period, at the latest.

According to Chapter 11, Section 12 of the Finnish Securities Markets Act, the duration of the Offer Period in its entirety may be ten (10) weeks at the maximum. Provided that the business operations of the Company are not hindered for longer than is reasonable, as referred to in Chapter 11, Section 12, Subsection 2 of the Finnish Securities Markets Act, the Offeror may extend the Offer Period beyond ten (10) weeks for a particular reason. The Offeror has extended the Offer Period until February 28, 2023 and reserves the right to extend the Offer Period in accordance with the applicable laws and regulations, taking into account the regulations and guidelines 9/2013 of the Finnish Financial Supervisory Authority (the “FIN-FSA”) on Takeover Bids and Mandatory Bids (as may be amended or re-enacted from time to time) (the “FIN-FSA Regulations and Guidelines”). The expiry date of any extended Offer Period will in such case, unless published in connection with the announcement of the extension of the Offer Period, be published by the Offeror at least two (2) weeks before such expiry.

The Offeror may discontinue any extended Offer Period. The Offeror will announce its decision on the discontinuation of any extended Offer Period as soon as possible after such a decision has been made and, in any case, no less than two (2) weeks prior to the expiration of the discontinued extended Offer Period. If the Offeror discontinues an extended Offer Period, the Offer Period will expire at an earlier time on a date announced by the Offeror.

The Offeror reserves the right to extend the Offer Period in connection with the announcement whereby the Offeror declares the Tender Offer unconditional or the announcement of the final result of the Tender Offer as set forth in “– Announcement of the Result of the Tender Offer” below (such extended Offer Period, the “Subsequent Offer Period”). In the event of such Subsequent Offer Period, the Subsequent Offer Period will expire on the date and at the time determined by the Offeror in such an announcement. The expiration of a Subsequent Offer Period will be announced at least two (2) weeks before the expiration of such Subsequent Offer Period. The Offeror may also extend the Subsequent Offer Period by announcing this through a stock exchange release on the first (1st) Finnish banking day following the initially expected expiration of the Subsequent Offer Period, at the latest.

Conditions to Completion of the Tender Offer

A condition to the completion of the Tender Offer is that the requirements set forth below for the completion of the Tender Offer (the “Conditions to Completion”) are fulfilled on or by the date of the Offeror’s announcement of the final result of the Tender Offer in accordance with Chapter 11, Section 18 of the Finnish Securities Markets Act, or, to the extent permitted by applicable law, their fulfilment is waived by the Offeror:

(a)	The Tender Offer has been validly accepted with respect to the Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, more than sixty-six and two thirds (66 2/3) percent of the Shares and voting rights in the Company calculated in accordance with Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended, the “Finnish Companies Act”);

(b)	[As announced by the Offeror on January 26, 2023, this condition (b) has been fulfilled.] The receipt of all necessary regulatory approvals, permits, clearances and consents, including without limitation approvals required under applicable foreign direct investment laws and competition clearances (or, where applicable, the expiry of relevant waiting periods) required under applicable competition laws or other regulatory laws in any jurisdiction for the completion of the Tender Offer, and that any conditions set out in such approvals, permits, clearances or consents, including, but not limited to, any requirements for the disposal of any assets of the Company or any reorganization of the business of the Company, are reasonably acceptable to the Offeror in that they are not materially adverse to the Offeror or the Company in view of the Tender Offer and have been satisfied or complied with to the extent necessary;

(c)	No Material Adverse Change (as defined below) has occurred on or after signing date of the Combination Agreement;

(d)	The Offeror has not received information after signing date of the Combination Agreement previously undisclosed to it that constitutes or results in a Material Adverse Change (as defined below);

(e)	No information made public by the Group (as defined below) or disclosed by the Company to the Offeror being materially inaccurate, incomplete, or misleading, and the Company not having failed to make public any information that should have been made public by it under applicable laws, including the rules of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”), provided that, in each case, the information made public, disclosed or not disclosed or the failure to disclose information constitutes a Material Adverse Change (as defined below);

(f)	No legislation or other regulation has been issued and no court or regulatory authority of competent jurisdiction has given a decision or issued any regulatory action that would wholly or in any material part prevent, postpone or frustrate the completion of the Tender Offer;

(g)	The Board of Directors of the Company has issued its unanimous recommendation that the holders of the Shares accept the Tender Offer and tender their Shares in the Tender Offer and the recommendation remains in full force and effect and has not been withdrawn, modified, cancelled or amended (excluding, however, any technical modification or change of the recommendation required under applicable laws or the Helsinki Takeover Code as a result of a competing offer or otherwise so long as the recommendation to accept the Tender Offer is upheld); and

(h)	The Combination Agreement has not been terminated and remains in full force and effect.

The Conditions to Completion set out herein are exhaustive. As announced by the Offeror on January 26, 2023, all regulatory approvals required for the completion of the Tender Offer have been received and therefore the item (b) above has been fulfilled. The Offeror may invoke any of the Conditions to Completion so as to cause the Tender Offer not to proceed, to lapse or to be withdrawn, if the circumstances which give rise to the right to invoke the relevant Condition to Completion have a significant meaning to the Offeror in view of the Tender Offer, as referred to in the FIN-FSA Regulations and Guidelines and the Helsinki Takeover Code. The Offeror reserves the right to waive, to the extent permitted by applicable laws and regulations, any of the Conditions to Completion that have not been fulfilled. If all Conditions to Completion have been fulfilled or the Offeror has waived the requirements for the fulfilment of all or some of them no later than at the time of announcement of the final results of the Tender Offer, the Offeror will consummate the Tender Offer in accordance with its terms and conditions after the expiration of the Offer Period by purchasing Shares validly tendered in the Tender Offer and paying the Offer Price to the holders of Shares that have validly accepted the Tender Offer.

“Affiliated Entities” means the Company’s subsidiaries including, without limitation, all branch and representative offices of the Company and/or its subsidiaries. Affiliated Entities shall also include CG FH St. Pölten GmbH and Oy Botnia Mill Service AB subject to certain exemptions.

“Group” means the Company and the Affiliated Entities, taken as a whole.

“Material Adverse Change” means (a) the Company or any of its Affiliated Entities becoming insolvent, subject to administration, bankruptcy or any other equivalent insolvency proceedings or, if any legal proceedings or corporate resolution is taken by or against any of them in respect of any such proceedings, such action could reasonably be expected to result in the commencement of such proceedings, provided, in each case, that such proceedings could, individually or in the aggregate, reasonably be expected to result in a material adverse change in, or material adverse effect to, the business, assets, liabilities, prospects, condition (financial, trading or otherwise) or results of operation of the Group; (b) any divestment or reorganization of all or any material part of the assets of the Group; or (c) any event, condition, circumstance, development, occurrence, change, effect or fact (any such item an “Effect”) that individually or in the aggregate, has, results in or would reasonably be expected to have or result in a material adverse effect on the business, assets, liabilities, prospects, condition (financial, trading or otherwise) or results of operations of the Group, excluding:

(i)	any Effect in political, financial, industry, economic or regulatory conditions generally (including any Effect in interest or currency rates), so long as such Effect does not have a disproportionate effect on the Group, relative to other companies and groups in the same industries in jurisdictions where the Group conducts business;

(ii)	any Effect resulting from or caused by natural disasters, outbreak of major hostilities or any act of war or terrorism or change in prevailing COVID-19 situation so long as such Effect does not have a disproportionate effect on the Group, relative to other companies and groups in the same industries in jurisdictions where the Group conducts business;

(iii)	the failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, net asset value or other financial or operating metrics before, on or after the date of the Combination Agreement, it being understood that nothing in this sub-clause (iii) shall prevent or otherwise affect the determination as to whether any change or effect underlying such failure to meet projections, forecasts, estimates or predictions constitutes a Material Adverse Change;

(iv)	changes in the market price or trading volume of the Company’s securities after the date of the Combination Agreement, it being understood that nothing in this sub-clause (iv) shall prevent or otherwise affect the determination as to whether any change or effect underlying such change constitutes a Material Adverse Change;

(v)	any Effect resulting from any actions taken by the Company at the express written request or direction of the Offeror;

(vi)	any change in applicable statutes or other applicable legal or regulatory conditions, so long as such change does not have a disproportionate effect on the Company and its Affiliated Entities, taken as a whole, in comparison to other companies and groups in the same industries in jurisdictions where the Group conducts business; or

(vii)	any Effect directly attributable to (x) an act or omission carried out or omitted by the Offeror in connection with the Tender Offer or (y) the announcement or completion of the Tender Offer (including the effect of any change of control or similar clauses in contracts entered into by the Group but only to the extent such contracts or clauses have been Fairly Disclosed (as defined below)) or (z) performance of obligations under the Combination Agreement by the Company insofar as such Effect is not caused by the Company’s breach of the Combination.

For the sake of clarity, under no circumstances shall any Material Adverse Change be deemed to exist to the extent such Effect causing a Material Adverse Change has been Fairly Disclosed (as defined below) in the Due Diligence Information (as defined below) by or on behalf of the Company, in each case, prior to the date of the Combination Agreement.

“Fairly Disclosed” means disclosure of an actual fact, matter or event set out in the Due Diligence Information (as defined below) in a sufficiently clear and detailed manner so as to enable a professional and prudent offeror, having completed its review of the Due Diligence Information (as defined below) with the support of its professional advisors, acting diligently and with due care, to reasonably identify and assess the nature, scope and effects of such fact, matter or event so disclosed.

“Due Diligence Information” means (i) the information publicly disclosed by the Company pursuant to the rules of Nasdaq Helsinki, the Finnish Securities Market Act and the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (as amended) before the signing date of the Combination Agreement, and (ii) the information provided by the Company in the virtual data room made available to the Offeror or its advisers as well as in formally scheduled management presentations carried out by the Company with the Offeror or its advisors.

Obligation to Increase the Offer Price and to Pay Compensation

The Offeror and Bain Luxco, each respectively, reserve the right to acquire Shares before, during and/or after the Offer Period (including any extension thereof) and any Subsequent Offer Period in public trading on Nasdaq Helsinki or otherwise.

Should the Offeror or another party acting in concert with the Offeror in a manner as stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act acquire Shares after the Announcement and before the expiry of the Offer Period (including any Subsequent Offer Period) on more favourable terms than those of the Tender Offer, the Offeror must, in accordance with Chapter 11, Section 25 of the Finnish Securities Markets Act, amend the terms and conditions of the Tender Offer to correspond with the terms and conditions of said acquisition on more favourable terms (the “Increase Obligation”). In such case, the Offeror will make public its Increase Obligation without delay and will increase, in connection with the completion of the Tender Offer, the Offer Price to account for the difference between the consideration paid in such an acquisition on more favourable terms and the offer consideration paid to those shareholders that have accepted the Tender Offer.

Should the Offeror or another party acting in concert with the Offeror in a manner as stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act acquire Shares within nine (9) months after the expiration of the Offer Period (including any Subsequent Offer Period) on more favourable terms than those of the Tender Offer, the Offeror must, in accordance with Chapter 11, Section 25 of the Finnish Securities Markets Act, compensate the difference between the consideration paid in an acquisition on more favourable terms and the Offer Price to those shareholders that have accepted the Tender Offer (the “Compensation Obligation”). In such case, the Offeror will make public its Compensation Obligation without delay and will compensate the difference between the consideration paid in such an acquisition on more favourable terms and the Offer Price to those shareholders that have accepted the Tender Offer within one (1) month of the date when the Compensation Obligation arose for those shareholders that have accepted the Tender Offer.

However, according to Chapter 11, Section 25, Subsection 5 of the Finnish Securities Markets Act, the Compensation Obligation will not be triggered in case the payment of a higher price than the Offer Price is based on an arbitral award pursuant to the Finnish Companies Act, provided that the Offeror or any party referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act has not offered to acquire Shares on terms that are more favourable than those of the Tender Offer before or during the arbitral proceedings.

Acceptance Procedure of the Tender Offer

The Tender Offer may be accepted by a shareholder registered during the Offer Period in the shareholders’ register of Caverion maintained by Euroclear Finland Oy (“Euroclear Finland”), with the exception of Caverion and its subsidiaries. The Tender Offer must be accepted separately for each book-entry account. A shareholder of Caverion submitting an acceptance must have a cash account with a financial institution operating in Finland or abroad (see also “– Terms of Payment and Settlement” and “Restrictions and Important Information”). Shareholders may only approve the Tender Offer unconditionally and for all Shares that are held on the book-entry accounts mentioned in the acceptance at the time of the execution of the transaction with respect to the Shares of such shareholder. Acceptances submitted during the Offer Period are valid also until the expiration of an extended or discontinued extended Offer Period, if any.

A shareholder of Caverion who wishes to accept the Tender Offer must submit the properly completed and duly executed acceptance to the account operator managing the shareholder’s book-entry account in accordance with the instructions and within the time period set by the account operator, which may be prior to the expiry of the Offer Period. Shareholders of Caverion must select whether they wish to elect the Cash Offer Price or the Alternative Consideration when submitting their acceptance of the Tender Offer, and the same election must apply for all Shares held on the same book-entry account. The Offeror reserves the right to reject or approve, in its sole discretion, any acceptances that have been submitted in an incorrect or incomplete manner. A shareholder may only choose to receive either the Alternative Consideration or the Cash Offer Price for all Shares held on the same book-entry account, and, consequently, shareholders may only tender for mixed consideration if the relevant Shares are held on separate book-entry accounts.

Due to the restrictions imposed by the Act on the Equity Savings Accounts (680/2019), the Alternative Consideration Instruments will not be available with respect to those Shares that are held on equity savings accounts. The shareholders holding Shares on equity savings accounts who have selected the Alternative Consideration will receive, instead of the Alternative Consideration Instruments, non-transferable rights to payment from the Offeror, and to demonstrate these, the book-entries named as other rights will be recorded to a shareholder’s equity savings account.

Each shareholder of Caverion whose acceptance of the Tender Offer has been submitted before February 13, 2023 will be deemed to have accepted the Tender Offer with the Cash Offer Price. Therefore, a shareholder of Caverion who has already submitted the acceptance of the Tender Offer before February 13, 2023 in respect of the Shares held by him/her, and who wishes to receive the Cash Offer Price, does not have to re-tender his/her Shares or take any other action as a result of the improved terms and conditions of the Tender Offer. All such shareholders will receive the Cash Offer Price if the Tender Offer is completed.

If a shareholder of Caverion has submitted the acceptance of the Tender Offer before February 13, 2023 in respect of the Shares held by him/her, and wishes to receive the Alternative Consideration instead of the Cash Offer Price, he/she must submit a valid withdrawal of his/her earlier acceptance of the Tender Offer in accordance with instructions from the account operator, and submit the properly completed and duly executed acceptance form for the Alternative Consideration.

Most Finnish account operators will send a new notice regarding the Tender Offer and related instructions to those who are registered as shareholders in the shareholders’ register of Caverion maintained by Euroclear Finland. Shareholders of Caverion who do not receive such instructions from their account operator or asset manager should first contact their account operator or asset manager and can subsequently contact Nordea Bank Abp (“Nordea”) by sending an email to caverion-offer@nordea.com, where such shareholders of Caverion can receive information on submitting their acceptance of the Tender Offer. Please note, however, that Nordea will not be engaging in communications relating to the Tender Offer with shareholders located within the United States. Shareholders who are located within the United States may contact their brokers for necessary information.

Those shareholders of Caverion whose Shares are nominee-registered, and who wish to accept the Tender Offer, must effect such acceptance in accordance with the instructions given by the custodian of the nominee-registered shareholders. The Offeror will not send an acceptance form or any other documents related to the Tender Offer to these shareholders of Caverion.

If the Shares held by a shareholder are pledged or otherwise subject to restrictions that prevent or limit the acceptance, the acceptance of the Tender Offer may require the consent of the pledgee or other beneficiary of a such restriction. If so, acquiring this consent is the responsibility of the relevant shareholder of Caverion. Such consent must be delivered in writing to the account operator.

Any acceptance must be submitted in such a manner that it will be received within the Offer Period (including any extended or discontinued extended Offer Period) taking into account, however, the instructions given by the relevant account operator. In the event of a Subsequent Offer Period, the acceptance must be submitted so that it is received during the Subsequent Offer Period, subject to and in accordance with the instructions of the relevant account operator. The account operator may request the receipt of acceptances prior to the expiration of the Offer Period and/or Subsequent Offer Period. Shareholders of Caverion submit acceptances at their own risk. Any acceptance will be considered as submitted only when an account operator has actually received it. The Offeror reserves the right to reject or approve, in its sole discretion, any acceptance submitted outside the Offer Period (or any Subsequent Offer Period, as applicable) or in an incorrect or incomplete manner.

A shareholder who has validly accepted the Tender Offer in accordance with the terms and conditions of the Tender Offer may not sell or otherwise transfer his/her tendered Shares. By accepting the Tender Offer, the shareholders authorise their account operator, Nordea or a party appointed by Nordea to enter into their book-entry account a sales reservation or a restriction on the right of disposal in the manner set out in “– Technical Completion of the Tender Offer” below after the shareholder has delivered the acceptance with respect to the Shares. Furthermore, the shareholders of Caverion that accept the Tender Offer authorise their account operator, Nordea or a party appointed by Nordea to perform necessary entries and undertake any other measures needed for the technical execution of the Tender Offer, and to sell all the Shares held by the shareholder of Caverion at the time of the execution of trades under the Tender Offer to the Offeror in accordance with the terms and conditions of the Tender Offer. In connection with the completion trades of the Tender Offer or the settlement thereof, the sales reservation or the restriction on the right of disposal will be removed and the Offer Price will be transferred to the relevant shareholders of Caverion.

By accepting the Tender Offer, the accepting shareholder authorises his/her depository participant to disclose the necessary personal data, the number of his/her book-entry account and the details of the acceptance to the parties involved in the order or the execution of the order and settlement of the Shares.

Right of Withdrawal of Acceptance

Each shareholder of Caverion whose acceptance of the Tender Offer has been submitted before February 13, 2023 will be deemed to have accepted the Tender Offer with the Cash Offer Price. Therefore, each shareholder of Caverion who has submitted the acceptance of the Tender Offer before February 13, 2023, and who wishes to receive the Alternative Consideration instead of the Cash Offer Price, must submit a valid withdrawal of their earlier acceptance of the Tender Offer in accordance with instructions from their account operator. Neither the Offeror nor Nordea (in its capacity as arranger and an account operator) will charge the shareholders for withdrawing their acceptance of the Tender Offer in order to accept the Alternative Consideration in such a situation. In addition, such shareholders must submit the new acceptance form for the Alternative Consideration (see “– Acceptance Procedure of the Tender Offer” above).

An acceptance of the Tender Offer may be withdrawn by a shareholder of Caverion at any time before the expiration of the Offer Period (including any extended or discontinued extended Offer Period) until the Offeror has announced that all Conditions to Completion have been fulfilled or waived by the Offeror, that is, the Offeror has declared the Tender Offer unconditional. After such announcement, the Shares already tendered may not be withdrawn, except in the event that a third party has announced a competing public tender offer for the Shares before the execution of the completion trades of the Shares as set out under “– Completion of the Tender Offer” below.

A valid withdrawal of an acceptance of the Tender Offer requires that a withdrawal notification is submitted in writing to the account operator to whom the original acceptance was submitted.

For nominee-registered Shares, the shareholders must request the relevant custodian of the nominee-registered shareholder to execute a withdrawal notification.

If a shareholder of Caverion validly withdraws an acceptance of the Tender Offer, the sales reservation or the restriction on the right of disposal with respect to Shares will be removed within three (3) Finnish banking days of the receipt of a withdrawal notification.

A shareholder of Caverion who has validly withdrawn its acceptance of the Tender Offer may accept the Tender Offer again during the Offer Period (including any extended or discontinued extended Offer Period) by following the procedure set out under “– Acceptance Procedure of the Tender Offer” above.

A shareholder of Caverion who withdraws its acceptance of the Tender Offer is obligated to pay any fees that the account operator operating the relevant book-entry account or the custodial nominee of a nominee-registered holding may collect for the withdrawal. In accordance with the FIN-FSA Regulations and Guidelines, if a competing offer has been announced during the Offer Period and the completion of the Tender Offer has not taken place, neither the Offeror nor Nordea (in its capacity as arranger) will charge the shareholders for validly withdrawing their acceptance in such a situation.

In the event of a Subsequent Offer Period, the acceptance of the Tender Offer will be binding and cannot be withdrawn, unless otherwise provided under mandatory law.

Technical Completion of the Tender Offer

When an account operator has received the properly completed and duly executed acceptance or acceptance otherwise approved by the Offeror with respect to the Shares in accordance with the terms and conditions of the Tender Offer, the account operator will enter a sales reservation or a restriction on the right of disposal into the relevant shareholder’s book-entry account. In connection with the completion trade of the Tender Offer or the settlement thereof, the sales reservation or the restriction on the right of disposal will be removed and, in case the shareholder has elected the Cash Offer Price, the Cash Offer Price will be paid to the relevant shareholder. The Alternative Consideration Instruments will be recorded into the book-entry accounts of shareholders who have accepted the Alternative Consideration through the book-entry system of Euroclear Finland. Those shareholders of Caverion whose Shares are nominee-registered, and who have elected to receive the Alternative Consideration, shall act in accordance with the instructions given by the custodian of such nominee-registered shareholder in order to facilitate the settlement of the Alternative Consideration Instruments. To demonstrate the Deferred Payment Rights, the book-entries named as other rights will be recorded in the book-entry system of Euroclear Finland on the equity savings accounts of those shareholders whose Shares are held on a Finnish equity savings account and who have accepted the Alternative Consideration.

Announcement of the Result of the Tender Offer

The preliminary result of the Tender Offer will be announced on or about the first (1st) Finnish banking day following the expiration of the Offer Period (including any extended or discontinued extended Offer Period). In connection with the announcement of such preliminary result, it will be announced whether the Tender Offer will be completed subject to the Conditions to Completion being fulfilled or waived on the date of the final result announcement and whether the Offer Period will be extended. The final result of the Tender Offer will be announced on or about the fourth (4th) Finnish banking day following the expiration of the Offer Period (including any extended or discontinued extended Offer Period) at the latest. In connection with the announcement of the final result, the percentage of the Shares that have been validly tendered and accepted in the Tender Offer, and that have not been validly withdrawn, will be confirmed.

In the event of a Subsequent Offer Period, the Offeror will announce the initial percentage of the Shares validly tendered during the Subsequent Offer Period on or about the first (1st) Finnish banking day following the expiry of the Subsequent Offer Period and the final percentage on or about the third (3rd) Finnish banking day following the expiry of the Subsequent Offer Period.

Completion of the Tender Offer

The completion trades of the Tender Offer will be executed with respect to all of those Shares of Caverion that have been validly tendered, and not validly withdrawn, into the Tender Offer no later than on the fifteenth (15th) Finnish banking day following the announcement of the final result of the Tender Offer (the “Completion Date”). If possible, the completion trades of the Shares will be executed on Nasdaq Helsinki, provided that such execution is allowed under the rules applied to trading on Nasdaq Helsinki. Otherwise, the completion trades will be made outside Nasdaq Helsinki. The completion trades of the Shares will be settled on the Completion Date or on or about the first (1st) Finnish banking day following the Completion Date (the “Settlement Date”). The shareholders who have elected to receive the Alternative Consideration should note that the execution of trades under the Tender Offer consists of two transactions, that is, the settlement of Shares and the settlement of the Alternative Consideration Instruments (or record of the entry to the equity savings account representing the Deferred Payment Right, if applicable), which may result in two different Settlement Dates.

Terms of Payment and Settlement

The Cash Offer Price will be paid on the Settlement Date to each shareholder of Caverion who has validly accepted, and not validly withdrawn, the Tender Offer and elected to receive the Cash Offer Price into the management account of the shareholder’s book-entry account. On the Settlement Date the Alternative Consideration Instruments will be recorded into the book-entry accounts of each shareholder of Caverion who has validly accepted, and not validly withdrawn, the Tender Offer and elected to receive the Alternative Consideration. Instead of the Alternative Consideration Instruments, the non-transferable book-entries to the equity savings accounts representing the Deferred Payment Rights will be recorded on the Settlement Date to each shareholder of Caverion holding Shares on a Finnish equity savings account who has validly accepted, and not validly withdrawn, the Tender Offer and elected to receive the Alternative Consideration with respect to these Shares. The redemption price of the Alternative Consideration Instruments will be paid in cash on the Redemption Date to each holder of the Alternative Consideration Instruments into the management account of the holder’s book-entry account. The Deferred Payment Rights will be settled in cash on the Redemption Date into the Finnish equity savings account of each holder of the Deferred Payment Rights. If the management account of a shareholder of Caverion or a holder of the Alternative Consideration Instrument or Deferred Payment Right is with a different financial institution than the applicable book-entry account, the applicable cash payment will be paid into such cash account approximately two (2) Finnish banking days later in accordance with the schedule for payment transactions between financial institutions. In any case, the Offer Price will not be paid to a bank account situated in Australia, Canada, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan, New Zealand or South Africa or any other jurisdiction where the Tender Offer is not being made (see section “Restrictions and Important Information”).

In the event of a Subsequent Offer Period, the Offeror will in connection with the announcement thereof announce the terms of payment and settlement for the Shares tendered during the Subsequent Offer Period. The completion trades with respect to Shares validly tendered and accepted in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will, however, be executed within not more than two (2) week intervals.

The Offeror reserves the right to postpone the payment of the Cash Offer Price (and/or the payment of the redemption amount of the Alternative Consideration Instruments and payment of the Deferred Payment Rights on the Redemption Date) or the delivery of the Alternative Consideration Instruments or Deferred Payment Rights if such payment or delivery, respectively, is prevented or suspended due to a force majeure event, but will immediately effect such payment or delivery, respectively, once the force majeure event preventing or suspending such payment or delivery, respectively, is resolved.

If all the Conditions to Completion are not met and the Offeror does not waive such conditions or extend the Offer Period, the Tender Offer will expire, and no consideration will be paid for the tendered Shares.

Transfer of Ownership

Title to the Shares in respect of which the Tender Offer has been validly accepted, and not validly withdrawn, will pass to the Offeror on the Settlement Date against the payment of the Cash Offer Price or against the delivery of the Alternative Consideration Instruments or against the record of the book-entry representing the Deferred Payment Rights to the equity savings account by the Offeror to the tendering shareholder. In the event of a Subsequent Offer Period, title to the Shares in respect of which the Tender Offer has been validly accepted during a Subsequent Offer Period will pass to the Offeror on the relevant settlement date against the payment of the Cash Offer Price or against the delivery of the Alternative Consideration Instruments or against the record of the book-entry representing the Deferred Payment Rights to the equity savings account by the Offeror to the tendering shareholder.

Transfer Tax and Other Payments

The Offeror will pay any transfer tax that may be charged in Finland in connection with the sale of the Shares pursuant to the Tender Offer.

Fees charged by account operators, asset managers, nominees or any other person for the receival, transfer or custody of the Alternative Consideration Instruments, or release of collateral or the revoking of any other possible restrictions preventing the sale of the Shares, will be borne by each relevant shareholder of Caverion. Each shareholder of Caverion is liable for any fees that relate to a withdrawal of an acceptance made by such shareholder. Neither the Offeror nor Nordea (in its capacity as arranger and an account operator) will charge the shareholders for validly withdrawing their acceptance in a situation where a shareholder of Caverion has submitted his/her acceptance concerning the Tender Offer before February 13, 2023, and who has validly withdrawn its earlier acceptance of the Tender Offer in order to receive the Alternative Consideration instead of the Cash Offer Price.

The Offeror is liable for any other customary costs caused by the registration of entries in the book-entry system required by the Tender Offer, the execution of trades pertaining to the Shares pursuant to the Tender Offer and the payment of the Offer Price.

The sale of Shares pursuant to the Tender Offer by a shareholder may be a taxable transaction for the respective shareholder under applicable tax laws, including those of the country of residency of the shareholder. Any tax liability arising to a shareholder from the sale of Shares pursuant to the Tender Offer will be borne by such shareholder. Each shareholder is urged to consult with an independent professional adviser regarding the tax consequences of accepting the Tender Offer.

Other Matters

This Tender Offer Document and the Tender Offer are governed by Finnish law. Any disputes arising out of or in connection with the Tender Offer will be settled by a court of competent jurisdiction in Finland.

The Offeror reserves the right to amend the terms and conditions of the Tender Offer in accordance with Chapter 11, Section 15 of the Finnish Securities Markets Act. Should the FIN-FSA issue an order regarding an extension of the Offer Period, the Offeror reserves the right to decide upon the withdrawal of the Tender Offer in accordance with Chapter 11, Section 12 of the Finnish Securities Markets Act.

Should a competing tender offer be published by a third party during the Offer Period, the Offeror reserves the right, as stipulated in Chapter 11, Section 17 of the Finnish Securities Markets Act, to (i) decide upon an extension of the Offer Period; (ii) decide upon an amendment of the terms and conditions of the Tender Offer; and (iii) decide, during the Offer Period, but before the expiration of the competing offer, to let the Tender Offer lapse. The Offeror will decide on all other matters related to the Tender Offer, subject to applicable laws and regulations and the provisions of the Combination Agreement.

Other Information

Nordea acts as arranger outside the United States in relation to the Tender Offer, which means that it performs certain administrative services relating to the Tender Offer. This does not mean that a person who accepts the Tender Offer (the “Participant”) will be regarded as a customer of Nordea as a result of such acceptance. A Participant will be regarded as a customer only if Nordea has provided advice to the Participant or has otherwise contacted the Participant personally regarding the Tender Offer. If the Participant is not regarded as a customer, the investor protection rules under the Finnish Act on Investment Services (747/2012, as amended) will not apply to the acceptance. This means, among other things, that neither the so-called customer categorization nor the so-called appropriateness test will be performed with respect to the Tender Offer. Each Participant is therefore responsible for ensuring that it has sufficient experience and knowledge to understand the risks associated with the Tender Offer.

Important Information regarding NID and LEI

According to Directive 2014/65/ EU on markets in financial instruments (MiFID II), all investors must have a global identification code from 3 January 2018, in order to carry out a securities transaction. These requirements require legal entities to apply for registration of a Legal Entity Identifier (“LEI”) code, and natural persons need to state their NID (National ID or National Client Identifier) when accepting the Tender Offer. Each person’s legal status determines whether a LEI code or NID number is required and the book-entry account operator may be prevented from performing the transaction to any person if LEI or NID number is not provided. Legal persons who need to obtain a LEI code can contact the relevant authority or one of the suppliers available on the market. Those who intend to accept the Tender Offer are encouraged to apply for registration of a LEI code (legal persons) or to acquire their NID number (natural persons) well in advance, as this information is required in the acceptance at the time of submission.

Information about Processing of Personal Data

Shareholders who accept the Tender Offer will submit personal data, such as name, address and social security number, to Nordea, which is the controller for the processing. Personal data provided to Nordea will be processed in data systems to the extent required to administer the Tender Offer. Personal data obtained from sources other than the customer may also be processed. Personal data may also be processed in the data systems of companies with which Nordea cooperates and it may be disclosed to the Offeror and the members of the Consortium to the extent necessary for administering the Tender Offer. Address details may be obtained by Nordea through an automatic procedure executed by Euroclear Finland. Additional information on processing of personal data by Nordea, including details on how to exercise data subjects’ rights, may be found at https://www.nordea.fi/en/personal/get-help/your-rights-to-personal-data.html and www.nordea.com/en/general-terms-and-policies/privacy-policy.html.

PRESENTATION OF THE OFFEROR

The section “Presentation of the Offeror” shall be amended by adding the following subsections:

History

The Offeror was incorporated on September 20, 2022 for the purposes of the Tender Offer, and it has never conducted and does not currently conduct any other business activities. In accordance with section 2 of the Offeror’s Articles of Association, the objective of the Offeror is to own and administer shares, participations, securities and other assets, to supervise the activities of its subsidiaries and other operating units, and to plan and carry out financially appropriate new investments, and to provide management services to the group companies.

Ownership Structure

As at the date of this Supplement Document, the Offeror is indirectly wholly-owned by North Luxco. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by Bain Luxco. The Offeror forms part of the acquisition structure for the purposes of the Tender Offer, and its dependent upon its direct and indirect parent companies in relation to its financing. After the completion of the Tender Offer, it is expected that the Offeror would become a parent company of Caverion.

Legal Proceedings

In the 12 months preceding the date of this Supplement Document, the Offeror has not been involved in any governmental, legal or arbitration proceedings which may have, or have had in the recent past, a significant effect on the financial position or profitability of the Offeror, nor is the Offeror aware of any pending proceedings or the threat thereof.

Material Contracts

The Offeror has received equity commitments given by Bain Capital Funds, Security Trading, Fennogens and Corbis to finance the Tender Offer, which have been amended on January 24, 2023 to include also financing for the redemption of the Alternative Consideration Instruments and the payment of the Deferred Payment Rights by the Offeror when they fall due. In addition, the Offeror has secured acquisition financing in the form of senior secured, covenant-lite debt commitments. See “Background and Objectives – Financing of the Tender Offer”.

The Offeror and Caverion entered on November 3, 2022 into the Combination Agreement pursuant to which the Offeror made the Tender Offer. On January 24, 2023, the Offeror and Caverion entered into an amendment to the Combination Agreement, according to which the Offeror has, among other things, agreed to improve the consideration offered for each Share in the Tender Offer. See “Summary of the Combination Agreement”.

FINANCIAL AND OTHER INFORMATION

This section “Financial and Other Information” shall be added in the Tender Offer Document.

The financial information presented below has been derived from the Offeror’s unaudited financial statements for the financial period of September 20, 2022 – December 31, 2022, prepared in accordance with FAS. The Offeror was incorporated on September 20, 2022 for the purposes of the Tender Offer, and it has never conducted and does not currently conduct any other business activities. The financing commitments addressed to the Offeror for the purposes of funding the Tender Offer have been described under section “Background and Objectives – Financing of the Tender Offer”.

The Offeror’s financial statements for the financial period of September 20, 2022 – December 31, 2022 have been included in this Supplement Document as Annex H. The financial statements included in this Supplement Document are unaudited, and the Offeror will supplement the Tender Offer Document with the audited financial statements and an auditor’s report when the audit has been completed.

INCOME STATEMENT	September 20, 2022 – December 31, 2022
(EUR thousand)	(unaudited)
Other operating expenses	-17.5
Operating profit (-loss)	-17.5
Profit (loss) before appropriations and taxes	-17.5
Profit (loss) for the financial year	-17.5

BALANCE SHEET	As at December 31, 2022
(EUR thousand)	(unaudited)
Assets
Current assets
Short term debtors
Receivables from associated companies	20.0
Current assets total	20.0
Assets total	20.0

Equity and liabilities
Capital and reserves
Invested unrestricted equity fund	20.0
Profit (loss) for the financial year	-17.5
Capital and reserve total	2.5

Liabilities
Short term liabilities
Trade creditors	17.5
Other debtors	0
Short term liabilities total	17.5
Equity and liabilities total	20.0

Recent Developments

There have not been any significant changes in the Offeror’s financial performance or financial position between December 31, 2022 and the date of this Supplement Document. Since December 31, 2022, there has been no material adverse change in the prospects of the Offeror.

The Tender Offer was announced by the Offeror on November 3, 2022 with an offer price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer. On January 11, 2023, the Offeror announced that it will extend the Offer Period in order to receive the necessary regulatory approvals. See “Restrictions and Important Information – Certain Key Dates”. In addition, the Offeror announced that the minimum acceptance threshold under the equity and debt commitments received from Goldman Sachs Asset Management has been amended and that the applicable exemption under the Exchange Act was changed. The Offeror supplemented the Tender Offer Document to reflect the extension of the offer period and updated information concerning financing of the Tender Offer as well as the applicable exemption under the Exchange Act and published the supplement document on January 13, 2023.

Caverion announced on January 10, 2023, that Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V, has announced a voluntary public cash tender offer pursuant to which Crayfish Bidco Oy proposes to acquire all issued and outstanding shares in Caverion at an offer price of EUR 8.00 per share. According to Caverion's stock exchange release, the tender offer by Crayfish Bidco Oy is subject to certain conditions, including the tender offer having been validly accepted with respect to shares representing, together with any other shares otherwise acquired by Crayfish Bidco Oy prior to or during the offer period, more than ninety (90) percent of the outstanding shares and voting rights in Caverion, and the receipt by Crayfish Bidco Oy of all necessary regulatory approvals. Caverion’s stock exchange release of January 10, 2023 is attached as Appendix D to the Tender Offer Document and the Offeror's stock exchange release concerning, inter alia, its views on the competing offer of January 11, 2023, is attached as Appendix E to the Tender Offer Document.

On January 24, 2023, the Offeror announced that the Offeror and Caverion had entered into an amendment to the Combination Agreement, according to which the Offeror has, among other things, agreed to improve the consideration offered for each Share in the Tender Offer by offering the Alternative Consideration or the Cash Offer Price for each Share validly tendered in the Tender Offer. In connection therewith, the Offeror agreed certain amendments to its financing, as described under section “Background and Objectives – Financing of the Tender Offer”.

The Offeror was incorporated for the purpose of implementing the Tender Offer. The completion of the Tender Offer or the Alternative Consideration Offering is not in itself expected to have any significant effect on the business operations, profit and financial position of the Offeror.

The Offeror’s intention is to acquire all the Shares in Caverion. As at the date of this Supplement Document, Caverion has 136,472,645 outstanding Shares.

Share Capital

The Offeror has a single series of shares, and each share entitles its holder to one vote in the General Meeting of Shareholders. The shares have no nominal value. The Offeror’s registered share capital is zero and the Offeror has 1,000 shares. The Offeror has one shareholder, North Holdings 2 Oy. See “Presentation of the Offeror – Ownership Structure”.

Board of Directors

Under the Finnish Companies Act and the Offeror’s Articles of Association, the Offeror’s governance and management are distributed between the shareholders, Board of Directors and the CEO, if any. As at the date of this Supplement Document, the Offeror does not have a CEO. The members of the Board of Directors are Ivano Sessa (the Chairman), Nicholas Bendt, Klaus Cawén, Halvor Meyer Horten and Alexandre Labignette.

The address of the members of the Board of Directors is c/o Roschier, Attorneys Ltd., Kasarmikatu 21 A, FI-00130 Helsinki, Finland.

The following table sets forth the members of the Offeror’s Board of Directors as at the date of this Supplement Document and the principal activities performed by them outside of the Offeror to the extent these are significant with respect to the Offeror.

Name	Background
Sessa Ivano Born 2 August 1977 B.Sc. (BBA) Chairman of the Board	Bain Capital Private Equity (Europe), LLP., Partner
Bendt Nicholas Born 25 August 1990 B.Sc. (BBM) Member of the Board	Bain Capital Private Equity (Europe), LLP., Principal (Industrial & Energy Vertical)
Cawén Klaus Born 21 May 1957 LL.M. Member of the Board	Executive Advisor to Security Trading Oy
Horten Halvor Meyer Born 24 September 1981 M.Sc. (Econ) Member of the Board	Bain Capital Private Equity (Europe), LLP., Partner
Labignette Alexandre Born 11 March 1974 LL.M. Member of the Board	Fennogens Investments S.A., Member of the Board Corbis S.A., Member of the Board Topsin Investments S.A., Member of the Board

Conflicts of Interest

Provisions regarding the conflicts of interest of the management of a Finnish company are set forth in the Finnish Companies Act. Pursuant to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors may not participate in the handling of a contract between himself or herself and the company. Further, a member of the Board of Directors shall likewise be disqualified from the consideration of a matter pertaining to a contract between the company and a third party, if the member is to derive an essential benefit in the matter and that benefit may be contrary to the interests of the company. This provision also applies to any other legal act, legal proceeding or other similar matter.

The members of the Offeror’s Board of Directors do not have any conflicts of interest between their duties relating to the Offeror and their private interests and/or their other duties.

TAXATION

This section “Taxation” shall be added in the Tender Offer Document.

The following summary is based on the Offeror's interpretation of the tax laws of Finland as in effect as at the date of this Supplement Document, and is subject to changes in Finnish law, including changes that could have a retroactive effect on taxation. The following summary is not exhaustive and does not address special tax consequences, among other things applicable to shareholders that own Shares through an equity savings account, nor take into account or deal with the tax laws of any country other than Finland. The tax legislation of a shareholder's Member State and the Offeror’s country of incorporation, i.e. Finland, may have an impact on the income received from the Shares. The Offeror is not aware of any published case law or tax practice concerning exactly similar Alternative Consideration used as consideration in a public tender offer. Prospective investors are thus advised to consult their own professional tax advisors as to the Finnish or foreign tax consequences of the sale of the Shares against the Alternative Consideration, which in the absence of precedents may eventually be different from the interpretations of the Offeror presented in this Supplement Document.

Sale of Shares against the Alternative Consideration

Resident Individuals

Any Finnish individuals should be taxed as having disposed of the Shares on the completion date, triggering taxation on that date regardless of when they receive the cash proceeds based on the Alternative Consideration.

Capital gain or loss arising from the sale of the Shares is taxable as capital gain, or as capital loss for resident individuals. Capital gains are currently taxed at a rate of 30 percent. However, should the overall capital income exceed EUR 30,000 during the calendar year, the tax rate for the exceeding amount is 34 percent.

Any capital gain or loss is as a starting point calculated by deducting from the nominal value of the Alternative Consideration the original acquisition cost of the Shares and expenses related to the sale. Alternatively, individuals may, instead of deducting the actual acquisition costs, choose to apply a so-called presumptive acquisition cost, which is equal to 20 percent of the sales price or, if the Shares have been held for at least 10 years, 40 percent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any expenses related to the sale are deemed to be included therein and, therefore, may not be separately deducted from the sales price.

A capital loss arising from the sale Shares is deductible primarily from the resident individual’s capital gains and secondarily from other capital income arising in the same year and during the following five calendar years.

If the instrument issued for the Alternative Consideration is sold by the resident individual before its maturity date, the transfer should be taxed according to the rules on capital gains taxation (see above). The tax acquisition cost of the Alternative Consideration Instruments should correspond to their nominal value.

Finnish Limited Liability Companies

Any Finnish limited liability companies should be taxed as having disposed of the Shares on the completion date, triggering taxation on that date regardless of when they receive the cash proceeds based on the Alternative Consideration.

Capital gain arising from the sale of Shares is as a starting point calculated by deducting from the nominal value of the Alternative Consideration the original acquisition cost of the Shares and expenses related to the sale. It is generally taxable income of a limited liability company at the corporate income tax rate of 20 percent. The taxation of disposal of the Shares and deductibility of any capital loss may vary according to the asset type for which the Shares qualify in the taxation of the shareholder.

If the instrument issued for the Alternative Consideration is sold by the Finnish limited liability company before its maturity date, the transfer should be taxed according to the rules on capital gains taxation (see above). The tax acquisition cost of the Alternative Consideration Instruments should correspond to their nominal value.

Non-residents

Non-residents are generally not liable to tax in Finland on capital gains realized on the sale of shares in a Finnish company, unless the non-resident taxpayer is deemed to have a permanent establishment in Finland according to the Finnish Income Tax Act and the applicable tax treaty, and the shares are considered as assets of that permanent establishment.

ANNEX F

TERMS AND CONDITIONS OF THE ALTERNATIVE CONSIDERATION INSTRUMENTS

This section “Terms and Conditions of the Alternative Consideration Instruments” shall be added in the Tender Offer Document as Annex F.

Terms and conditions

for a maximum of EUR 845.2 million alternative consideration instrument (the “Alternative Consideration Instruments”)

by North Holdings 3 Oy (the “Issuer”)

Background and purpose of the issuance

On November 3, 2022, the Issuer announced a voluntary public tender offer for all the issued and outstanding shares in Caverion Corporation (“Caverion”) (the “Tender Offer”). North Lux Topco SARL (“North Luxco”), which is a private limited company incorporated under the laws of Grand Duchy of Luxembourg indirectly wholly owns the Issuer. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly owned by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates). Bain Luxco, Security Trading Oy, Fennogens Investments S.A. and Corbis S.A. form a consortium (the “Consortium”) for the purposes of the Tender Offer. Further information concerning the Tender Offer and the Issuer has been presented in the offer document concerning the Tender Offer.

The Alternative Consideration Instruments are offered as an alternative consideration in the Tender Offer to the cash consideration payable to the shareholders of Caverion in connection with the completion trades of the Tender Offer. The intention is to issue and grant Alternative Consideration Instruments in connection with the Tender Offer completion trades to such shareholders of Caverion who have validly accepted the Tender Offer during the offer period (including any extended offer period and subsequent offer period) in accordance with the terms and conditions of the Tender Offer, and who have in connection with such acceptance of the Tender Offer opted to receive Alternative Consideration Instruments instead of the EUR 8,00 per share cash consideration. One Caverion share entitles its holder to one Alternative Consideration Instrument. Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis have executed equity commitment letters addressed to the Issuer on customary terms for financing the redemption of the Alternative Consideration Instruments. These terms and conditions shall apply to the Alternative Consideration Instruments.

Information on the Issuer

Name of Issuer:	North Holdings 3 Oy
Domicile:	Helsinki
Address:	c/o Roschier Asianajotoimisto Oy
Kasarmikatu 21 A
FI-00130 Helsinki
Finland
Business ID:	3313575-3
Legal Entity Identifier:	7437009B9MUZV15RTK32

Issuer Agent

Nordea Bank Abp acts as the Issuer Agent (the “Issuer Agent”) for the issuance of the Alternative Consideration Instruments as required by the Rules of Euroclear Finland Ltd (“Euroclear Finland”).

Information on the securities

Name of security:	Alternative Consideration Instrument
ISIN:	[To be allocated prior to the issue date]
Currency:	Euro (EUR)

ANNEX F

Type of security

The Alternative Consideration Instruments will be issued as book-entry form instruments in Euroclear Finland’s Infinity system and no physical certificates will be issued. The Finnish Act on the Book-Entry System and Clearing Operations, Act on Book-Entry Accounts as well as the rules and CEO’s decisions of Euroclear Finland will be applied to the handling of the Alternative Consideration Instruments.

Maximum aggregate principal amount of the securities

The maximum aggregate principal amount of the Alternative Consideration Instruments is EUR 845,171,524. Alternative Consideration Instruments may be issued in one or more tranches in connection with the settlement trades of the Tender Offer (including in connection with settlement trades for any subsequent offer period) and the final aggregate principal amount of the Alternative Consideration Instruments will be confirmed after the last settlement trades in respect of the Tender Offer have been completed.

Nominal principal amount, book-entry unit and interest

The nominal principal amount and book-entry unit of each Alternative Consideration Instrument is EUR 8.50 unless the nominal principal amount and book-entry unit of an Alternative Consideration Instrument is adjusted in accordance with the terms and conditions of the Tender Offer prior to the issuance of the Alternative Consideration Instrument. The Alternative Consideration Instrument shall not accrue any interest.

Issue date and redemption date

The Alternative Consideration Instruments will be issued on the date(s) of the completion trades of the Tender Offer and they will mature on the date falling nine (9) months after the date of first issuance of the Alternative Consideration Instruments (the “Redemption Date”). The Alternative Consideration Instruments will be redeemed at their full nominal amount on the Redemption Date. If the Redemption Date falls on a date which is not a Business Day, the Redemption Date will be postponed to the next following Business Day. For the purposes of these terms and conditions, “Business Day” shall mean a day on which the European TARGET2 System is open for the settlement of payment orders.

Status and security

The Alternative Consideration Instruments are direct, unsubordinated, unsecured and unguaranteed obligations of the Issuer ranking pari passu and without any preference among them.

Transferability

The Alternative Consideration Instruments are transferable after they have been registered into the respective book-entry account of the relevant holder of such Alternative Consideration Instruments. No application has been or will be made by the Issuer to have the Alternative Consideration Instruments admitted to trading on any trading venue.

Representation of holders of the Alternative Consideration Instruments

No representative has or will be appointed for the holders of the Alternative Consideration Instruments.

Prepayment

Holders of the Alternative Consideration Instruments are not entitled to demand prepayment or repayment of their Alternative Consideration Instruments prior to the Redemption Date. The Issuer is entitled to redeem all (but not only some) of the Alternative Consideration Instruments prior to the Redemption Date at their nominal principal amount. Such redemption shall be made by the Issuer giving not less than five Business Days’ notice to the holders of the Alternative Consideration Instruments by a press release.

ANNEX F

Further Issues

The Issuer may from time to time in connection with the completion and settlement of potential subsequent offer period(s) of the Tender Offer (if any), without the consent of or notice to the holders of the Alternative Consideration Instruments, create and issue further Alternative Consideration Instruments to which these same terms and conditions as the Alternative Consideration Instruments apply in all respects.

Taxation

All payments in respect of the Alternative Consideration Instruments by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of state of Finland or any public entity of Finland having power to tax, unless the withholding or deduction of the Taxes is required by law. In such case, the Issuer shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so required to be withheld or deducted. The Issuer will not be obligated to make any additional payments to the holders of Alternative Consideration Instruments in respect of such withholding or deduction.

Changes

The Board of Directors of the Issuer shall decide on the terms and measures in connection with the granting or handling of the Alternative Consideration Instruments, or any technical changes to be made to these terms and conditions that are not detrimental to the interest of the holders of the Alternative Consideration Instruments in any material respect.

Other terms and conditions

Notwithstanding any confidentiality obligations, the Issuer has the right to receive information on the list of holders of the Alternative Consideration Instruments and their contact details from Euroclear Finland.

Each holder of the Alternative Consideration Instruments agrees, with respect to the Alternative Consideration Instruments it holds, not to exercise, and hereby waives in advance, its right in accordance with the Finnish Companies Act (624/2006, as amended) to object to any merger or demerger.

Force Majeure

Neither the Issuer nor the Issuer Agent shall be responsible for any damage resulting from a force majeure or equivalent reason which makes it unduly difficult for the Issuer or Issuer Agent to take any action which is required to comply with these terms and conditions.

Applicable law and jurisdiction

The Alternative Consideration Instruments shall be governed by Finnish law.

Any disputes related to the Alternative Consideration Instruments shall be settled in the District Court where the Issuer is domiciled.

Contact details of Issuer

North Holdings 3 Oy

Helsinki

c/o Roschier Asianajotoimisto Oy

Kasarmikatu 21 A, 00130 Helsinki

ANNEX G

UPDATED STATEMENT BY THE BOARD OF DIRECTORS OF CAVERION

G-1

ANNEX H

FINANCIAL STATEMENTS OF NORTH HOLDINGS 3 OY (UNAUDITED)

H-1